UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑ Definitive Proxy Statement.
☐ Definitive Additional Materials.
☐ Soliciting Material Pursuant to § 240.14a-12.
Vulcan Materials Company
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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1200 Urban Center Drive
Birmingham, Alabama 35242
March 25, 2009
Dear Fellow Shareholder:
You are cordially invited to attend the 2009 Annual Meeting of the Shareholders of Vulcan Materials Company, which will be held at the company’s headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242, on May 8, 2009, at 9:00 a.m., Central Daylight Time.
We hope that you will attend the meeting. However, whether or not you plan to attend the meeting, we encourage you to vote by proxy. We are once again taking advantage of the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2008 Annual Report to Shareholders. The notice contains instructions on how each of our shareholders may receive a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report to Shareholders and proxy card. All shareholders who do not receive a notice will receive a paper copy of the proxy materials by mail. We believe that this process provides shareholders with the information they need, while conserving our natural resources and reducing the costs of printing and distributing our proxy materials.
For your convenience, you can vote your proxy in one of the following ways:
-	Use the Internet at the web address shown on your proxy card;

-	Use the telephone number shown on your proxy card; or

-	Complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.
Instructions regarding each method of voting are contained in the proxy statement and on the enclosed proxy card. If you attend the Annual Meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised. Your vote is important. Whether you own one share or many, your prompt vote is greatly appreciated.
Thank you for your ongoing support and continued interest in our company.
Sincerely yours,
DONALD M. JAMES
Chairman and
Chief Executive Officer

1200 Urban Center Drive
Birmingham, Alabama 35242
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2009
To our Shareholders:
NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Vulcan Materials Company will be held at the company’s headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242, on Friday, May 8, 2009, at 9:00 a.m., Central Daylight Time, for the following purposes:
1.	To elect five nominees as directors;

2.	To approve the 2009 Executive Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009;

4.	To vote on a shareholder proposal; and

5.	To conduct such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only shareholders of record as of the close of business on March 16, 2009 are entitled to receive notice of, to attend and to vote at the meeting.
By Order of the Board of Directors,
JERRY F. PERKINS, JR.
Secretary
Birmingham, Alabama
March 25, 2009
NOTE — WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE YOUR PROXY BY INTERNET OR TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR BY COMPLETING, DATING, SIGNING AND MAILING THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE.

VULCAN MATERIALS COMPANY
1200 URBAN CENTER DRIVE, BIRMINGHAM, ALABAMA 35242
PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
MAY 8, 2009
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these materials?
This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the 2009 Annual Meeting of Shareholders for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This proxy statement is being sent to all shareholders of record as of the close of business on March 16, 2009 for use at the 2009 Annual Meeting of Shareholders. This proxy statement, the enclosed proxy card and Vulcan’s 2008 Annual Report to Shareholders are being first mailed or made available to our shareholders on or about March 25, 2009. The meeting will be held at our company’s headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242 on Friday, May 8, 2009, at 9:00 a.m., Central Daylight Time.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
As with last year, we are pleased to be using the Securities and Exchange Commission’s rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice about the Internet availability of proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis.
Why did I not receive a notice about the Internet availability of the proxy materials?
For those shareholders who did not receive a notice regarding Internet availability, our company has determined to send to them paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.
How can I access the proxy materials over the Internet?
Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:
•	View our proxy materials for the 2009 Annual Meeting of Shareholders on the Internet; and

•	Instruct us to send our future proxy materials to you electronically.
Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials electronically, we will provide instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you revoke it.
How may I obtain a paper copy of the proxy materials?
Shareholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. All shareholders who do not receive the notice will receive a paper copy of the proxy materials by mail.

What should I do if I receive more than one notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?
You may receive more than one notice or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card. To vote all of your shares by proxy, you must complete, date, sign and return each proxy card and voting instruction card that you receive or vote over the Internet or telephone the shares represented by each notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of the notices).
Who can attend the Annual Meeting?
Only shareholders of our company as of the record date, March 16, 2009, their authorized representatives and invited guests of our company will be able to attend the annual meeting.
Who is entitled to vote?
All of our shareholders as of the record date, March 16, 2009, will be entitled to vote at the 2009 Annual Meeting of Shareholders. As of the close of business on such date, we had 480,000,000 authorized shares of common stock, of which 110,505,762 shares were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. Our amended and restated by-laws, as amended, do not provide for cumulative voting and, accordingly, our shareholders do not have cumulative voting rights with respect to the election of directors.
What is the difference between a registered shareholder and a beneficial holder of shares?
If your common stock is registered directly in your name with our transfer agent, Bank of New York Mellon, you are considered a “registered shareholder” with respect to those shares. If this is the case, the proxy materials, or the notice of Internet availability of proxy materials, have been sent or provided directly to you.
If your common stock is held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials, or the notice of Internet availability of proxy materials, have been forwarded to you by your brokerage firm, bank or other nominee, or their agent, which is considered the shareholder of record with respect to these shares. As a beneficial holder, you have the right to direct your bank, broker or nominee on how to vote the shares.
How do I vote?
Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to vote their shares whether or not they attend the meeting in person. You can vote in one of the following manners:
•	By Internet — Shareholders who received a notice about the Internet availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or the voting instruction card.

•	By Telephone — Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-888-313-0164 and following the instructions. Shareholders of record who have received a notice about the Internet availability of the proxy materials will need to have the control number that appears on their notice available when voting. Shareholders of record who have received a proxy card by mail will need to have the control number that appears on their proxy card available when voting. In addition, most shareholders who are beneficial owners of their shares living in the United States or Canada and who have received a voting instruction card by mail may vote by phone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Those shareholders should check the voting instruction card for telephone voting availability.

•	By Mail — Shareholders who have received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope.

•	In Person — Shareholders of record may vote shares held in their name in person at the annual meeting. Shares for which a shareholder is the beneficial holder but not the shareholder of record may be voted in person at the annual meeting only if such shareholder is able to obtain a legal proxy from the broker, trustee or nominee that holds the shareholder’s shares, indicating that the shareholder was the beneficial holder as of the record date and the number of shares for which the shareholder was the beneficial owner on the record date.
Shareholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning the enclosed proxy card, but not by more than one method. Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save our company expense. If you vote via the Internet or by telephone, please do not return a signed proxy card, unless you change your vote. If you vote by more than one method, only the last vote that is submitted will be counted, and each previous vote will be disregarded.
How do I specify how I want my shares voted?
You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card or submitting your vote on each proposal via the telephone or Internet. Please review the voting instructions on the proxy card and read the entire text concerning the proposals in this proxy statement prior to voting.
If a proxy is properly given and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder. If your signed proxy card or your telephone or Internet instructions do not specify how your shares are to be voted on a proposal, your shares will be voted: (a) FOR the election of the nominees for directors described in the proxy statement; (b) FOR the approval of the 2009 Executive Incentive Plan; (c) FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; (d) AGAINST the shareholder proposal; and (e) in accordance with the recommendation of our Board of Directors on any other proposal that may properly come before the meeting or any postponement or adjournment thereof.
How are my shares voted if I am a beneficial holder and I do not return voting instructions?
Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority, under the listing standards of the New York Stock Exchange, to vote shares on certain “routine” matters for which their clients do not provide voting instructions by the tenth day before the meeting. The election of directors and the ratification of our independent registered public accounting firm are considered routine matters.
What items will be voted upon at the Annual Meeting?
There are four proposals that will be presented at the meeting:
•	election of five nominees for directors;

•	approval of the 2009 Executive Incentive Plan;

•	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009; and

•	consideration of a shareholder proposal.
We know of no other matters that may be brought before the meeting. However, if any other matters are properly presented for action, it is the intention of the proxies named on the proxy card to vote on them consistent with the recommendations of our Board of Directors.
What are the Board of Directors’ voting recommendations?
For the reasons set forth in more detail later in this proxy statement, our Board recommends:
•	a vote FOR the election of each of the director nominees;

•	a vote FOR approval of the 2009 Executive Incentive Plan;

•	a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2009; and

•	a vote AGAINST the shareholder proposal.
What constitutes a quorum for the Annual Meeting?
A majority of the shares of common stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the time of the Annual Meeting of Shareholders, the shareholders entitled to vote, present in person or by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy.
How many votes are required to pass the proposals?
The affirmative vote of a plurality of the votes cast is required to elect each of the director nominees, and a majority of the votes cast is required to approve the 2009 Executive Incentive Plan, to ratify the appointment of Deloitte & Touche LLP and to approve the shareholder proposal.
How are the votes counted?
For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” and, with respect to the election of directors, “Withheld” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting, are not considered votes cast, and thus will not affect the outcome of the vote on the proposals.
How can I revoke my proxy?
You may revoke your proxy at any time before it is voted at the meeting by taking one of the following actions:
•	by giving written notice of the revocation prior to the 2009 Annual Meeting of Shareholders to: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242;

•	by executing and delivering another valid proxy with a later date;

•	by voting by telephone or Internet at a later date; or

•	by attending the 2009 Annual Meeting of Shareholders and voting in person by written ballot.
If you vote by more than one method, only the last vote that is submitted will be counted, and each previous vote will be disregarded.
Who counts the votes?
Tabulation of the votes cast at the meeting is conducted by Bank of New York Mellon, independent inspectors of election.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.
Who will pay for the costs involved in the solicitation of proxies?
Our company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of notices and these proxy materials, the solicitation of proxies or votes may be made in person or by telephone.
What is “householding” and how does it affect me?
Some banks and brokers may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2008 Annual Report to Shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either or both documents to you if you write or call us at the following address or phone number: Vulcan Materials Company, P.O. Box 385014, Birmingham, Alabama 35238-5014, Attention: Mark D. Warren, Director, Investor Relations, phone: (205) 298-3220. If you want to receive separate copies of our Annual Report to Shareholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank or broker, or you may contact us at the above address and phone number.
Can I view the proxy statement and Annual Report on Form 10-K over the Internet instead of receiving them in the mail?
You may access our company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2008, included in our 2008 Annual Report to Shareholders, via the Internet at www.vulcanmaterials.com under the heading “Investor Relations.” For next year’s shareholders’ meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and Annual Report to Shareholders electronically over the Internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions at the Internet website at http://bnymellon.mobular.net/bnymellon/vmc. If you choose to receive your proxy materials and Annual Report to Shareholders electronically, then prior to next year’s shareholders’ meeting you will receive notification when the proxy materials and Annual Report to Shareholders are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect for subsequent meetings, unless you revoke it prior to future meetings by sending a written request to: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, or by revoking your request online.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2008 will be provided to you without charge upon written request to Mark D. Warren, Director, Investor Relations, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.

PROPOSAL 1. ELECTION OF DIRECTORS
In accordance with the amended and restated by-laws of our company, our Board of Directors is required to be comprised of not fewer than nine nor more than 12 directors. Our by-laws further provide that the number of directors may be set by a resolution of our Board of Directors. Pursuant to our by-laws, the Board is divided into three classes, with the term of office of one class expiring each year. One class is elected at each annual meeting to serve a three-year term. Our by-laws provide that a director shall retire from the Board at the annual meeting following his or her 72nd birthday, provided that the Board may waive the mandatory retirement age and nominate such director for an additional term of one or more years if the Board determines that such an extension is in the best interests of our company and its shareholders. Directors who will reach retirement age before a three-year term would expire are elected to a term consistent with their retirement date.
Our Board has nominated H. Allen Franklin, Richard T. O’Brien and Donald B. Rice as directors to serve three-year terms expiring in 2012. In addition, Philip W. Farmer has been nominated as a director to serve a two-year term expiring in 2011, and James V. Napier has been nominated as a director to serve a one-year term expiring in 2010. Unless otherwise directed, proxies will be voted in favor of these five nominees. Should any of the nominees be unable to accept election, the proxies will be voted for the election of such other person or persons nominated by our Board on the recommendation of the Governance Committee. Each of the nominees has consented to serve if elected, and our Board has no reason to believe that any of the persons nominated will be unable to serve as a director.
NOMINEES FOR RE-ELECTION TO THE BOARD OF DIRECTORS
TERMS EXPIRING IN 2012

H. Allen Franklin
Age: 64. Director since 2001.
Retired Chairman and Chief Executive Officer of Southern Company, Atlanta, Georgia (a super-regional energy company in the Southeast and a leading U.S. producer of energy), from April 2004 until July 2004; Chairman, President and Chief Executive Officer from April 2001 to April 2004.
Committee memberships: Audit; Executive; Compensation; Safety, Health and Environmental Affairs.

Richard T. O’Brien
Age: 55. Director since 2008.
President and Chief Executive Officer of Newmont Mining Corporation, Greenwood Village, Colorado (an international gold production company); President and Chief Financial Officer during 2006 and 2007; Senior Vice President and Chief Financial Officer from 2005 until 2006; Executive Vice President and Chief Financial Officer, AGL Resources, Atlanta, GA (a natural gas distribution, marketing and energy service company), from 2001 until 2005.
Other directorships: Newmont Mining Corporation.
Committee memberships: Audit; Safety, Health and Environmental Affairs.

Donald B. Rice
Age: 69. Director since 1986.(*)
President and Chief Executive Officer of Agensys, Inc. (a Santa Monica, California based biotechnology company developing monoclonal antibody therapeutics for cancer; since December 2007, a subsidiary of Astellas Pharma, Inc.,), since 1996;
Other directorships: Chevron Corp.; Wells Fargo & Company.
Committee memberships: Compensation; Executive; Finance and Pension Funds; Governance.
TERM EXPIRING IN 2011

Phillip W. Farmer
Age: 70. Director since 1999.
Retired Chairman of the Board of Harris Corporation, Melbourne, Florida (an international communications equipment company), from February 2003 until June 2003; Chairman, President and Chief Executive Officer from June 2000 to February 2003.
Committee memberships: Audit; Executive; Governance; Finance and Pension Funds.
TERM EXPIRING IN 2010

James V. Napier
Age: 72. Director since 1983.
Retired Chairman of the Board of Scientific-Atlanta, Inc., Atlanta, Georgia (a manufacturer and designer of telecommunication systems, satellite-based communications networks, and instrumentation for industrial, telecommunications and government applications) from 1992 to 2000.
Other directorships: Intelligent Systems, Inc.; McKesson Corporation; WABTEC, Corp.
Committee memberships: Audit; Compensation; Finance and Pension Funds.
The Board of Directors recommends a vote FOR
each of the nominees named above.
DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRING IN 2011

Donald M. James
Age: 60. Director since 1996.
Chairman and Chief Executive Officer of Vulcan since May 1997.
Other directorships: The Southern Company; Wells Fargo & Company.
Committee memberships: Executive.

(*) Dr. Rice was first elected a director in 1986, and served until May 1989, when he was appointed Secretary of the Air Force. He was re-elected a director by our Board of Directors on February 12, 1993.

Ann McLaughlin Korologos
Age: 67. Director since 1990.(*)
A former U.S. Secretary of Labor; Chairman of the RAND Corporation Board of Trustees, Santa Monica, California (a nonprofit institution that helps improve policy and decision making through research and analysis), since April 2004; Senior Advisor to Benedetto, Gartland & Company, Inc. (an investment banking firm in New York), from October 1996 until December 2005.
Other directorships: AMR Corporation; Harman International Industries, Inc.; Kellogg Company; Host Hotels & Resorts, Inc.
Committee memberships: Finance and Pension Funds; Governance.
TERMS EXPIRING IN 2010

Philip J. Carroll, Jr.
Age: 71. Director since 1999.
Retired Chairman and Chief Executive Officer of Fluor Corporation, Aliso Viejo, California (an engineering, construction and diversified services company), from July 1998 to February 2002.
Other directorships: BAE Systems; Texas Medical Center; Environfuels, LLC.
Committee memberships: Compensation; Executive; Governance; Safety, Health and Environmental Affairs.

Douglas J. McGregor
Age: 68. Director since 1992.
Senior Advisor, Blue Point Capital Partners, Cleveland, Ohio (a national private equity firm), since January 2003.
Committee memberships: Audit; Executive; Finance and Pension Funds; Safety, Health and Environmental Affairs.

Vincent J. Trosino
Age: 68. Director since 2003.
Retired President, Vice Chairman of the Board and Chief Operating Officer of State Farm Mutual Automobile Insurance Company, Bloomington, Illinois (a mutual insurance company), from 1998 until December 2006.
Committee memberships: Audit; Finance and Pension Funds; Safety, Health and Environmental Affairs.

(*) Ms. Korologos was first elected a director in 1990 and served until May 14, 2004. She was re-elected a director by our Board of Directors on July 13, 2007.

PROPOSAL 2. APPROVAL OF THE 2009 EXECUTIVE INCENTIVE PLAN
The shareholders of the company are being asked to approve the Vulcan Materials Company 2009 Executive Incentive Plan (“2009 EIP”), a copy of which is attached to this Proxy Statement as Appendix A. The 2009 EIP will replace the existing EIP that was approved by the shareholders in 2001. The 2009 EIP is designed to continue the existing performance-based incentive concepts used by our company for many years and to ensure the deductibility for federal income purposes of awards to executive officers under the 2009 EIP. The proposed 2009 EIP provides a greater range of potential performance goals to provide the Compensation Committee greater latitude in establishing performance goals to incentivize the achievement of the strategic goals of our company from time to time. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), publicly traded corporations are not permitted to deduct for federal income tax purposes compensation paid to “covered employees,” as defined in the Code, to the extent that payments for any year to any such employee exceed $1,000,000, unless the payments qualify for an exception to the deductibility limit. One such exception is compensation paid under a performance-based compensation plan which has been approved by shareholders.
Our Board of Directors believes that our company’s compensation policy should continue to be performance-based and implemented in a manner which maximizes the deductibility for federal income tax purposes of compensation paid by the company. Therefore, in keeping with these objectives, the Board has adopted, subject to shareholder approval, the 2009 EIP which is designed to provide that any cash awards to our executive officers will qualify as “performance-based compensation” under Section 162(m) of the Code.
The following is a summary description of the material terms of the 2009 EIP. This summary is qualified in its entirety by reference to the full text of the 2009 EIP, which is attached hereto as Appendix A.
The purpose of the 2009 EIP is to provide a means of rewarding certain executive officers of our company who have contributed to the profitability of our company in a manner which permits such compensation to be deducted for federal income tax purposes. The administration of the 2009 EIP is vested in the Compensation Committee, each member of which is required to qualify as an “independent director” as that term is defined in regulations under Section 162(m) of the Code. The Compensation Committee has the power and authority (i) to designate, add and delete employees as participants, (ii) establish target bonuses and maximum bonuses for participants and (iii) establish performance goals upon achievement of which the target bonuses and maximum bonuses will be based.
Participants in the 2009 EIP are those executive officers who could be “covered employees” as defined in Section 162(m) and who are designated as participants by the Compensation Committee. For 2009, seven executive officers will be eligible to participate in the 2009 EIP, if approved by the shareholders. Pursuant to the 2009 EIP, the Compensation Committee shall establish a target annual bonus and a maximum annual bonus for each participant. The maximum bonus cannot exceed four times the target bonus. The maximum annual bonus for any participant may not exceed $7,000,000.
The Compensation Committee will establish performance goals for the payment of the maximum annual bonus to each participant. The performance goals must be established within 90 days of the beginning of each plan year, be in writing and be based upon the performance measures included in the 2009 EIP. The performance measures that may be used under the 2009 EIP are: economic profit; cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; cash earnings per share, diluted or basic; cash earnings from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; cash earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; and total shareholder return.
In the event those performance goals are satisfied, the maximum bonus may be paid to each participant, subject to the Compensation Committee’s discretion to adjust the bonus downward. In determining the downward adjustment, if any, the Compensation Committee may utilize a pre-established objective formula or standard or such other financial or non-financial factors as the Compensation Committee determines.
The 2009 EIP provides for payment of bonuses upon a change-in-control, without regard to the limitations of Section 162(m). The bonus determination for the year in which the change of control occurs will be the greater of the target bonus, the target bonus adjusted for actual performance or the average of bonuses paid in the three prior years. Amounts to be paid upon a change-in-control will be offset by annual incentive compensation for the same period paid under any employment or severance agreement with a participant to avoid duplication of benefits.
Our Board may amend or terminate the 2009 EIP at any time, provided that any amendments made are consistent with the provisions of the Code and do not adversely affect our ability to deduct the compensation which may be paid pursuant to the 2009 EIP for federal income tax purposes. No amendment that requires shareholder approval under the Code will become effective without such approval.
It is the intent of the Board that the awards made pursuant to the 2009 EIP to the executives will approximate the bonuses historically paid by our company pursuant to the old EIP adjusted to reflect future performance of the company. As discussed above, awards will be based upon the future achievement of certain performance goals, and no incentive compensation under the 2009 EIP has yet been awarded or earned by any covered employee. Accordingly, the amount of incentive compensation to be paid in the future to the company’s current and future covered employees under the 2009 EIP cannot be determined at this time, as actual amounts will depend on the size of such awards, on actual performance and on the Compensation Committee’s discretion to reduce such amounts. No bonuses will be paid under the 2009 EIP unless it is approved by shareholders.
The Board of Directors recommends a vote FOR
the proposal to approve the Executive Incentive Plan
PROPOSAL 3. RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee, which is comprised solely of independent directors, has appointed Deloitte & Touche LLP as the independent registered public accounting firm for our company and its subsidiaries for the fiscal year ended December 31, 2009. The function of the independent registered public accounting firm is to audit our accounts and records; to report on the consolidated balance sheet, the related statements of consolidated earnings, consolidated shareholders’ equity and consolidated statements of cash flows of our company and its subsidiaries; and to perform such other appropriate accounting services as may be required by the Audit Committee. Although shareholder ratification is not required, our Board has determined that it would be desirable to request an expression from the shareholders as to whether or not they support this appointment. Even if the appointment of Deloitte & Touche LLP is ratified by majority of the votes cast at the meeting, the Audit Committee may, in its discretion, direct the appointment of another independent registered accounting firm at any time during the year, if it believes such appointment is in the best interests of the company and the shareholders. If a majority of the votes cast at the meeting fails to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will consider the selection of another independent registered public accounting firm for the year 2009.
The firm of Deloitte & Touche LLP, or its predecessors, has audited our financial statements since 1956. A representative of that firm is expected to be present at the meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.
The Board of Directors recommends a vote FOR
the proposal to ratify the appointment of Deloitte & Touche LLP as our company’s independent registered public accounting firm.
PROPOSAL 4. SHAREHOLDER PROPOSAL
The company has been advised that the American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, NW, Washington, D.C. 20036, a beneficial owner of 697 shares of the company’s common stock, intends to present the following proposal and supporting statement at the annual meeting.
Our Board of Directors strongly opposes the adoption of the proposal and asks you to review our Board’s response, which follows the proponent’s supporting statement.

Shareholder Proposal
RESOLVED, that shareholders of Vulcan Materials Company (“Vulcan”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to shareholders regarding the policy before Vulcan’s 2010 annual meeting of shareholders. The shareholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.
Supporting Statement
Equity-based compensation is an important component of senior executive compensation at Vulcan. According to the Vulcan 2008 proxy statement, our company pays a meaningful portion of named executive officers’ total compensation in common stock to facilitate the accumulation of significant ownership of our stock in order to align the interests of management and shareholders. In 2007, Chairman and CEO Donald James realized more than $12 million in reported value through the exercise of 60,000 options and vesting of 66,719 shares, yet the 2008 proxy statement disclosed that Mr. James owned only 157,156 shares outright as of March 1, 2008. Thus, we believe that the alignment benefits touted by Vulcan are not being fully realized.
We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, “Skin in the Game,” CFO Magazine (March 1, 2008))
Requiring senior executive to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Vulcan’s long-term success and would better align their interests with those of Vulcan shareholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”
Vulcan has a minimum stock ownership guideline requiring executives to own a number of shares of Vulcan stock as a multiple of salary. The executives covered by the policy have five years in which to comply. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership, especially given the extended time period for compliance. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.
We urge shareholders to vote for this proposal.
Company Statement in Opposition
The Board has considered the aforementioned proposal and has concluded that it is not in the best interests of the shareholders.
The Board agrees that senior executives of our company should hold a significant equity ownership in our company in order to align the interests of management and shareholders. This belief is reflected in our company’s Stock Ownership Guidelines which require our senior officers to own stock at the following levels:

Chief Executive Officer:	seven times base salary

Other Senior Officers:	three to five times base salary
In fact, in order to align the interest of management and shareholders, our company has extended the stock ownership requirements not only to the Named Executive Officers but also to almost 100 management employees. Most of our senior executives who are subject to the stock ownership requirements hold stock well above their respective ownership targets. As of December 31, 2008, Mr. James held stock with a value of approximately 17 times his base salary, while the other Named Executive Officers in this proxy statement exceeded their respective ownership targets by an average of over 190%. Many of these shares are held by Mr. James and the other senior executives in deferred compensation accounts that require the shares to be retained, in most cases, until six months after retirement. These deferred shares are shown under the column titled “Deferred Stock Units” on page 23.
By virtue of the stock ownership guidelines and deferred compensation program, we believe we have already fulfilled the purposes of the shareholder proposal. Likewise, we believe the retention policy set forth by the proponent is not a common practice among our company’s peers and could result in negative consequences. For instance, this type of retention policy could incent a person to leave our company in order to realize the value of his or her earned equity compensation. The policy would also limit our executives’ ability to diversify their personal assets, which are already very heavily weighted in our company’s stock, or engage in estate planning or charitable giving. As a result, if the stock retention policy proposed by the proponent were adopted, we believe it would be more difficult to recruit, motivate and retain talented executives, which would ultimately be detrimental to the long-term interests of our company and our shareholders.
Our Compensation Committee devotes significant attention to researching and implementing well thought-out equity compensation plans and programs, including consultation with an independent compensation consultant. We have designed our stock ownership guidelines to align the long-term interests of senior executives and shareholders, which are the stated goals of the proponent. We believe these guidelines strike the right balance between ensuring that our senior executives have a significant equity stake in Vulcan’s future while allowing them to prudently manage their financial affairs. For these reasons, we believe that adopting the proposal would not be in the best interests of our shareholders.
The Board of Directors unanimously recommends a vote AGAINST the shareholder proposal.
CORPORATE GOVERNANCE OF OUR COMPANY AND
PRACTICES OF OUR BOARD OF DIRECTORS
Our company takes its corporate governance responsibilities very seriously and has adopted Corporate Governance Guidelines that provide a framework for the governance of our company. The Guidelines build on practices that we have followed for many years and, we believe, demonstrate our continuing commitment to corporate governance excellence.
In addition, we have a Business Conduct Policy that applies to all of our employees and directors and deals with a variety of corporate compliance issues, including conflicts of interest, compliance with laws, confidentiality of company information, fair dealing and use of company assets. All employees and directors are required to fill out a questionnaire annually regarding their personal compliance with the Business Conduct Policy and are encouraged to report any illegal or unethical behavior of which they become aware.
Our Board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code of Ethics defines “Senior Financial Officers” to include the Chief Financial Officer, Controller and Principal Accounting Officer. The Code of Ethics covers such topics as financial reporting, conflicts of interest and compliance with laws. If we make any amendment to, or waiver of, any provision of the Code of Ethics, we will disclose such information on our website. As discussed in this proxy statement, our Governance Committee regularly reviews corporate governance developments and adopts appropriate practices as warranted. You can access our amended and restated by-laws, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics at our website www.vulcanmaterials.com or you can obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242. Please note that the information contained on our website is not incorporated by reference in, nor considered to be a part of, this proxy statement.
Director Independence
Our Board believes that all of the directors, with the exception of Messrs. Donald M. James and John D. Baker II, who is not standing for re-election, are independent under the New York Stock Exchange listing standards, our Board’s Director Independence Criteria, and the applicable SEC rules and regulations. The New York Stock Exchange listing standards provide that a director does not qualify as independent unless our Board affirmatively determines that the director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company). The New York Stock Exchange rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with our company and permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted the Director Independence Criteria to assist it in determining whether a director has a material relationship with our company. The Director Independence Criteria provide that a director will be considered independent if he or she:

(a)	has not been an employee of our company, or any of its consolidated subsidiaries, during the last three years;

(b)	has not received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during the last three years;

(c)	is not a current partner or employee of our company’s independent auditor and has not been employed by the present or former independent auditor of our company and personally worked on our company’s audit during the last three years.

(d)	during the last three years, has not been part of an interlocking directorate in which an executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employs the director;

(e)	is not, and has not been in the past three years, an executive officer or an employee of another company (exclusive of charitable organizations) that makes payments to, or receives payments from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company;

(f)	has no immediate family member who is an executive officer of our company, or any of its consolidated subsidiaries;

(g)	has no immediate family member meeting any of the criteria set forth in (b)-(e); except with respect to item (c) in which case an immediate family member may be an employee (not a partner) of the independent auditor so long as such family member does not personally work on our company’s audit; and

(h)	has no other material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder, director or officer of an organization that has a material relationship with our company or any of its consolidated subsidiaries.
For purposes of determining director independence, “immediate family member” is defined as a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share the director’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, are not taken into consideration with respect to the determination of a director’s independence.
Further, the Director Independence Criteria require our Board to consider all relevant facts and circumstances, including a director’s commercial, industrial, banking, consulting, legal, accounting, familial and charitable relationships and such other criteria as our Board may determine from time to time.
In February 2009, the Board conducted an evaluation of director independence, based on the Director Independence Criteria, the New York Stock Exchange listing standards and applicable SEC rules and regulations. In connection with this review, the Board evaluated commercial, industrial, banking, consulting, legal, accounting, familial and charitable relationships with each director or immediate family member and their related interests and our company and its subsidiaries, including those relationships described under “Other Matters Relating to Executive Officers and Directors.”
As a result of this evaluation, the Board affirmatively determined that Messrs. Carroll, Farmer, Franklin, McGregor, Napier, O’Brien, Rice, Smith and Trosino and Ms. Korologos are independent directors under our Board’s Director Independence Criteria, the New York Stock Exchange listing standards and the applicable SEC rules and regulations.

Director Nomination Process
The Governance Committee considers director candidates recommended by our shareholders. Any shareholder wishing to recommend a candidate for election at the 2010 Annual Meeting must submit that recommendation in writing, addressed to the Governance Committee, in care of our Corporate Secretary, at 1200 Urban Center Drive, Birmingham, Alabama 35242, by November 27, 2009. The notice should include the following:
•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•	A representation that the shareholder is a holder of record or a beneficial holder of stock entitled to vote at the meeting (including the number of shares the shareholder owns) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by our Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director if so elected, with such written consent attached thereto.
The Governance Committee will identify nominees by first evaluating the current members of our Board willing to continue service. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of our Board with the potential benefits of obtaining new Board members. If any member of the Board does not wish to continue in service or if the Governance Committee, or the Board decides not to nominate a current Board member for reelection, the Governance Committee may identify the desired skills and experience for a new nominee in light of the above criteria. Directors and members of management also may suggest candidates for Board service. Timely recommendations by our shareholders will receive equal consideration by the Governance Committee. In some cases the committee engages, for a fee, the services of a third-party executive search firm to assist it in identifying and evaluating nominees for director.
Meetings and Attendance
Our Board held five meetings in 2008. In 2008, each director attended more than 75% of the total number of meetings of the Board and meetings of the committees of which he or she was a member.
Annual Meeting Policy
Our directors are expected to attend the Annual Meeting of Shareholders. In furtherance of this policy, our Board holds a regularly scheduled Board meeting on the same day as the Annual Meeting of Shareholders. In 2008, all of the Board members attended the Annual Meeting in May.
Non-Management Executive Sessions and Presiding Director
Our Board of Directors has adopted a policy relating to non-management executive sessions. Under this policy, the Board of Directors meets at each regularly scheduled Board meeting in an executive session in which management directors and other members of management do not participate. During 2008, the non-management directors met in executive session five times.
Each year at the May Board meeting, our Board designates a non-management presiding director, a position which is filled by rotation among the chairs of our Board committees. The duties of the presiding director are delineated in our Corporate Governance Guidelines, which are available on our website at www.vulcanmaterials.com. The Chairman of the Compensation Committee, Mr. Carroll, served as the presiding director at the executive sessions after the annual meeting in 2008. Douglas J. McGregor, Chairman of the Finance and Pension Funds Committee, will serve as the presiding director following the 2009 annual meeting.

Committees of the Board of Directors
Our Board of Directors has established six standing committees as follows:
•	Executive Committee;

•	Audit Committee;

•	Compensation Committee;

•	Governance Committee;

•	Safety, Health and Environmental Affairs Committee; and

•	Finance and Pension Funds Committee.
The charters of the Audit, Compensation and Governance Committees are available on our website at www.vulcanmaterials.com, or you can obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.
The Audit, Compensation and Governance Committees are comprised entirely of independent, non-management directors.
     Executive Committee
The Executive Committee has the same powers as our Board of Directors, except as limited by the New Jersey Business Corporation Act. In practice, the powers of the Executive Committee are exercised only for matters that arise between meetings of the Board. Members of the Executive Committee are Messrs. James (Chair), Carroll, Farmer, Franklin, McGregor and Rice. The Executive Committee did not meet in 2008.
     Audit Committee
The Audit Committee advises our Board and management from time to time with respect to internal controls, financial systems and procedures, accounting policies and other significant aspects of our company’s financial management. Pursuant to its charter, the Audit Committee selects our company’s independent registered public accounting firm and oversees the arrangements for, and approves the scope of, the audits to be performed by the independent registered public accounting firm. The Audit Committee’s primary responsibilities under its written charter include the following:
•	Hiring, evaluating and, when appropriate, replacing the independent registered public accounting firm, whose duty it is to audit our books and accounts for the fiscal year in which it is appointed;

•	Determining the compensation to be paid to the independent registered public accounting firm and, in its sole discretion, approving all audit and engagement fees and terms and pre-approving all auditing and non-auditing services of such firm, other than certain de minimis non-audit services;

•	Reviewing and discussing with management, the independent registered public accounting firm and internal auditors our internal reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures;

•	Reviewing and discussing with management and the independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of accounting policies used in our financial statements;

•	Reviewing and discussing with management quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies; and

•	Reviewing and reassessing the adequacy of the Audit Committee Charter adopted by our Board of Directors, and recommending proposed changes to our Board of Directors.
The members of the Audit Committee are Messrs. Farmer (Chair), Franklin, McGregor, Napier, O’Brien and Trosino. All members of our Audit Committee are non-management directors. Our Board of Directors has determined that each is “independent” and “financially literate” within the meaning of the listing standards of the New York Stock Exchange, SEC rules and regulations, and the Director Independence Criteria adopted by our Board of Directors and posted on our website at www.vulcanmaterials.com under “Investor Relations.” In addition, our Board has determined that both Mr. Napier and Mr. O’Brien are “audit committee financial experts” as defined by rules adopted by the SEC. Mr. Napier has served on our Board since 1983 and on our Audit Committee since 1987. Mr. O’Brien joined our Board and the Audit Committee last year. The Audit Committee met six times during 2008. Further detail about the role of the Audit Committee may be found in the Report of the Audit Committee on page 19 of this proxy statement.
          Compensation Committee
Pursuant to the Compensation Committee Charter, the Compensation Committee is responsible for, among other things:
•	determining and setting the amount of compensation paid to each of our executive officers, including the Chief Executive Officer, senior officers and division presidents;

•	reviewing compensation plans relating to our officers;

•	interpreting and administering the Executive Incentive Plan and the 2006 Omnibus Long-Term Incentive Plan; and

•	making recommendations to the Board with respect to compensation paid by our company to any director.
The Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules to be included in our proxy statement.
The Compensation Committee has engaged Compensation Strategies, Inc. as its independent compensation consultant. For a description of the process undertaken by the Compensation Committee to set compensation and the role of Compensation Strategies in that process, please refer to the section entitled “Compensation Discussion and Analysis” in this proxy statement.
The members of the Compensation Committee are Messrs. Carroll (Chair), Franklin, Napier, Rice and Smith. The Compensation Committee is comprised solely of non-management directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Board’s Director Independence Criteria. The Compensation Committee met four times during 2008.
          Governance Committee
The Governance Committee is responsible for reviewing and assessing our policies and practices relating to corporate governance, including our Corporate Governance Guidelines. The Governance Committee also plans for the succession of the Chief Executive Officer and other senior executives. In addition, the Governance Committee serves as the nominating committee and as such it is responsible for identifying and assessing candidates, including making recommendations to our Board regarding such candidates. In fulfilling its responsibilities, the Governance Committee, among other things:
•	identifies individuals qualified to become Board members consistent with criteria established in its charter;

•	recommends to our Board director nominees for the next annual meeting of shareholders; and

•	evaluates individuals suggested by shareholders as director nominees.
In recommending director candidates to the Board, the Governance Committee charter requires the committee to select individuals who, at a minimum, possess high ethical standards, integrity and sound business judgment. In its assessment of each potential candidate, the Governance Committee will review the candidate’s experience, potential conflicts of interest, understanding of our company’s industry or related industries, financial acumen and such other factors the committee determines are pertinent in light of the current needs of the Board. The Governance Committee also may take into account the contribution of the candidate to the diversity of the Board, the ability of a candidate, if elected a director, to devote the time and effort necessary to fulfill his or her responsibilities as a Board member, and the needs of our company given the range of talent and experience represented on the Board. The Governance Committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and that a substantial majority of the members of the Board meet the definition of “independence” as defined by the listing standards of the New York Stock Exchange and the Board’s Director Independence Criteria.
The Governance Committee also reviews our Board’s committee structure and recommends to our Board, for its approval, directors to serve as members of each committee. The Governance Committee also is responsible for overseeing the evaluations of the Board and its committees.

Members of the Governance Committee are Dr. Rice (Chair), Ms. Korologos and Messrs. Carroll, Farmer and Smith. The Governance Committee is comprised solely of non-management directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Board’s Director Independence Criteria. The Governance Committee met three times during 2008.
     Safety, Health and Environmental Affairs Committee
The Safety, Health and Environmental Affairs Committee has the responsibility for reviewing our policies, practices and programs with respect to the management of safety, health and environmental affairs and monitoring our compliance with safety, health and environmental laws and regulations. Members of the Safety, Health and Environmental Affairs Committee are Messrs. Franklin (Chair), Baker, Carroll, McGregor, O’Brien, Smith and Trosino. The Committee met two times during 2008.
     Finance and Pension Funds Committee
The Finance and Pension Funds Committee has responsibility for overseeing our financial policies and recommending to our Board financial policies and actions to accommodate our goals and operating strategies while maintaining a sound financial condition. Its functions include keeping informed about our financial condition, recommending a dividend policy, reviewing and recommending changes in the quarterly dividend payments, and evaluating and making recommendations concerning the appropriate mix of debt and equity, incurrence of long-term debt, and changes in the authorized limit of short-term debt. The Finance and Pension Funds Committee also is responsible for overseeing the funding and management of assets for pension plans sponsored by our company. To fulfill these functions, it establishes funding policies and methods consistent with pension plan objectives and the Employee Retirement Income Security Act of 1974, selects and removes investment managers, and appoints trustees for the pension plans. Members of the Finance and Pension Funds Committee are Mr. McGregor (Chair), Ms. Korologos and Messrs. Baker, Farmer, Napier, Rice and Trosino. The Finance and Pension Funds Committee met two times in 2008.
Compensation Committee Interlocks and Insider Participation
None.
Transactions with Related Persons
The brother-in-law of Mr. Donald James, our Chairman and Chief Executive Officer, and the son of Mr. Philip Carroll, Jr., a member of our Board of Directors, are both partners in a large law firm that provides legal services to our company. In determining that this is not a material relationship involving Mr. James or Mr. Carroll, our Board determined that payments made by our company to the firm represented less than 1% of the firm’s consolidated gross revenues in 2008, and the revenues from our company received by Mr. James’ brother-in-law and Mr. Carroll’s son as a result of their status as partners were not material. Additionally, our Board made the assessment that Mr. Carroll was independent and that this was not a material relationship. Neither Mr. James’ brother-in-law nor Mr. Carroll’s son now has or has had in the past any interest in matters handled by the firm for our company other than their proportional interest in the firm’s revenues, and neither has received billing credit or a disproportionate percentage of the revenues as a result of fees paid by our company to the firm.
     Patriot Transportation Holding, Inc.
Mr. Baker serves as Chief Executive Officer and President and is a director of Patriot Transportation Holding, Inc., or Patriot Transportation. Prior to its merger with our company, Florida Rock Industries, Inc., or Florida Rock, entered into a joint venture agreement with a subsidiary of Patriot Transportation called Florida Rock Properties, or FRP. The joint venture agreement establishes a real estate joint venture to develop land located in Florida. Under the terms of the joint venture, FRP contributed land that Florida Rock leased from FRP under a long-term mining lease. Our company continues to mine the property and pay royalties to FRP for as long as mining does not interfere with the development of the property. Florida Rock contributed a parcel of land that it owned as well as its leasehold interest to land it was mining. It also contributed another land parcel. Our company jointly controls the joint venture with FRP, and we each have a mandatory obligation to fund additional capital contributions of up to $2 million. Distributions also are made on a 50-50 basis.

The property does not yet have the necessary entitlements for real estate development. Approval to develop real property in Florida entails an extensive entitlement process involving multiple and overlapping regulatory jurisdictions, and the outcome is inherently uncertain. We expect that the entitlement process may take several years to complete.
     Transportation and Leasing Services
Patriot Transportation hauls petroleum products, cement, construction aggregates and other products for our company. Patriot Transportation has numerous hauling competitors at all terminal and plant sites and the rates charged are, accordingly, established by competitive conditions.
Our company also leases from FRP certain construction aggregates mining sites and other properties. Our company paid rents, royalties and transportation services to subsidiaries of Patriot Transportation totaling approximately $6,500,000 in 2008.
Shareholder Communication with Our Board of Directors
Our Board has established a process for shareholders and other interested parties to communicate directly with the presiding director or with the non-management directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of our non-management directors, including our Board’s presiding director, may send correspondence to the following address:
Board of Directors (or presiding director or name of individual director)
c/o Corporate Secretary
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable in accordance with the Policy on Shareholder Communications with the Board, adopted by the independent directors in February 2004.
Policy on Reporting of Concerns Regarding Accounting Matters
As provided on our website at www.vulcanmaterials.com under the heading “Investor Relations” under the subheading “Corporate Governance – Contact the Board of Directors,” any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:
Vulcan Audit Committee
c/o Corporate Secretary
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for, among other things, reviewing our company’s financial statements with management and our company’s independent registered public accounting firm. The Audit Committee acts under a written charter which is available on our website at www.vulcanmaterials.com. Each member of the Audit Committee is an independent director as determined by our Board, based on the requirements of the New York Stock Exchange, the SEC and our Board’s Director Independence Criteria.
Our company’s management has the primary responsibility for our company’s financial statements and financial reporting process, including the system of internal controls. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our company’s audited financial statements with generally accepted accounting principles. Our independent registered public accounting firm also audits, in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), the effectiveness of our company’s internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.
In this context, the Audit Committee has reviewed and discussed our company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of any non-audit services is compatible with the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from our company and management.
Based on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Audit Committee

Phillip W. Farmer, Chair
H. Allen Franklin
Douglas J. McGregor
James V. Napier
Richard T. O’Brien
Vincent J. Trosino
Dated: February 13, 2009
The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Report of the Audit Committee by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees billed to us for the fiscal years ended December 31, 2008 and 2007, by Deloitte & Touche LLP, and its affiliates, all of which are subsidiaries of Deloitte, LLP, the United States member firm of Deloitte Touche Tohmatsu, are as follows:

	2008	2007
Audit Fees(1)	$4,231,315	$4,272,373
Audit Related Fees(2)	420,014	500,067
Tax Fees(3)	261,286	727,798
All Other Fees	0	0

Total	$4,912,615	$5,500,238

(1)	Consists of fees for the audit of our financial statements, including the audit of the effectiveness of our internal control over financial reporting, reviews of our quarterly financial statements, services associated with other Securities and Exchange Commission filings, and services associated with public debt offerings.

(2)	Includes fees for the audits of our employee benefit plans and for due diligence services in 2007 related to our acquisition of Florida Rock.

(3)	Consists of tax fees for services related to tax integration resulting from our acquisition of Florida Rock and for tax consulting services.
Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our company’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the independent registered public accounting firm during the year.
During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting. The Audit Committee pre-approved all audit, audit-related, tax and other services performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2008.
No audit-related, tax or other services were rendered in 2008 pursuant to the de minimis exception to the pre-approval requirement set forth in the Securities Exchange Act Rule 2-01(c)(7)(i)(C).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following is information regarding persons known to us to have beneficial ownership of more than 5% of the outstanding common stock of our company, which is our only outstanding class of voting securities, as of the dates indicated in the footnotes below.

	Amount and Nature of
Name and Address of	Beneficial Ownership		Percent of
Beneficial Owner	(# of shares)		Class
State Farm Mutual Automobile Insurance Company and Affiliates	12,064,773	(1)	10.9%
One State Farm Plaza
Bloomington, Illinois 61710

Capital World Investors	8,588,530	(2)	7.8%
333 South Hope Street Los Angeles, CA 90071

Davis Selected Advisors, L.P.	8,140,033	(3)	7.39%
2949 East Elvira Road, Suite 101 Tucson, Arizona 85706

(1)	Based on information contained in the Schedule 13G, dated January 30, 2009, filed with the SEC. According to this Schedule 13G, the total includes sole voting power over 12,017,600 shares and sole dispositive power over 47,173 shares.

(2)	Based on information contained in a Schedule 13G dated February 6, 2009, filed with the SEC. Of the total number of shares beneficially owned, the listed entity has sole voting power over 628,530 shares and sole dispositive power over 8,588,530 shares.

(3)	Based on information contained in a Schedule 13G/A, dated February 13, 2009, filed with the SEC. Of the total number of shares beneficially owned, the listed entity has sole voting power over 543,194 shares, and sole dispositive power over 8,140,033 shares.

Security Ownership of Management
The following table sets forth information, unless otherwise indicated, as of March 1, 2009, regarding beneficial ownership of our company’s common stock, our only outstanding class of equity securities, by each of our directors, each of our named executive officers identified in the Summary Compensation Table on page 35 of this proxy statement, and the directors and executive officers as a group. We believe that each individual’s financial interest is aligned with the interests of our shareholders because the value of the individual’s total holdings will increase or decrease in line with the price of our common stock.

	Amount and
	Nature of
	Stock-Based
	Ownership	Percent of
Name	(# of shares)	Class
Nonemployee Directors(1)
John D. Baker II(2)	3,634,413	3.29%
Philip J. Carroll, Jr.	20,137	*
Phillip W. Farmer(3)	20,633	*
H. Allen Franklin	20,251	*
Ann McLaughlin Korologos	28,277	*
Douglas J. McGregor(4)	61,499	*
James V. Napier	24,096	*
Richard T. O’Brien(5)	0	*
Donald B. Rice	62,782	*
Orin R. Smith	63,384	*
Vincent J. Trosino	21,358	*

Chief Executive Officer and other Named Executive Officers(6)
Donald M. James	1,684,120	1.52%
Guy M. Badgett, III	275,506	*
Daniel F. Sansone	244,352	*
Ronald G. McAbee	173,303	*
Danny R. Shepherd	79,986	*

All Directors and Executive Officers as a group (18 persons)	6,701,487	6.07%

*	Less than 1% of issued and outstanding shares of our company’s common stock.

(1)	Beneficial ownership for the nonemployee directors includes all shares held of record or in street name, and, if noted, by trusts or family members. The amounts also include restricted shares granted under our Restricted Stock Plan for Nonemployee Directors, phantom shares settled in stock accrued under the Directors’ Deferred Compensation Plan, and the Deferred Stock Plan for Nonemployee Directors, as follows:

	Shares Owned		Phantom Shares Held
	Directly or Indirectly	Restricted Shares	Pursuant to Plans
John D. Baker II	3,631,045	0	3,368
Philip J. Carroll, Jr.	5,950	0	20,137
Phillip W. Farmer	6,550	0	19,633
H. Allen Franklin	0	4,000	16,251
Ann McLaughlin Korologos	7,694	0	20,583
Douglas J. McGregor	1,350	6,445	53,704
James V. Napier	13,895	0	16,646
Richard T. O’Brien	0	0	0
Donald B. Rice	41,950	6,445	14,387
Orin R. Smith	10,476	0	60,234
Vincent J. Trosino	8,200	2,000	11,158

(2)	Includes 431,117 shares held by John D. Baker II Living Trust for which Mr. Baker serves as trustee; 14,451 shares held by separate trust created under the Cynthia L. Baker Trust, U/A/D April 30, 1965, of which Mr. Baker is a trustee and an income beneficiary; 2,758,037 shares held by Baker Holdings, L.P. over which Mr. Baker shares voting and dispositive power and in which he has a pecuniary interest in a portion of the shares; 8,730 shares held by Edward L. Baker II Irrevocable Trust, which trust is administered by Mr. Baker’s brother as trustee and is for the benefit of Mr. Baker’s son, Edward L. Baker II; 15,420 shares held by John D. Baker III Irrevocable Trust, which trust is administered by Mr. Baker’s brother as trustee and is for the benefit of Mr. Baker’s son, John D. Baker III; 15,420 shares held by Susan Anne Baker Irrevocable Trust, which trust is administered by Mr. Baker’s brother as trustee and is for the benefit of Mr. Baker’s daughter, Susan Anne Baker; 15,606 shares held by John D. Baker II Irrevocable Trust #1, which trust is administered by an independent trustee for the benefit of Mr. Baker’s spouse and children; 10,000 shares held by John D. Baker GRAT; 7,634 shares held by John D. Baker Irrevocable Trust #2, which trust is administered by an independent trustee for the benefit of Mr. Baker’s son, Edward L. Baker II; 311,856 shares held by the Crusher Run Partners, LP Charitable Remainder Unitrust, which trust is administered by John D. Baker II, as trustee; 182 shares held by Mr. Baker’s wife, Anne Doris Baker; and 116,180 shares held by Mr. Baker’s wife’s living trust. Mr. Baker disclaims beneficial interest in all of these shares except to the extent of his pecuniary interest therein.

(3)	All shares held in a trust of which Mr. Farmer is the trustee.

(4)	Includes 1,350 shares held in a trust of which Mr. McGregor is the trustee.

(5)	Mr. O’Brien was elected director in October 2008.

(6)	Beneficial ownership for the executive officers includes shares held of record or in street name. The amounts also include shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before April 30, 2009, shares credited to the executives’ accounts under our Thrift Plan for Salaried Employees, or Thrift Plan, and deferred stock units as follows:

	Shares Owned
	Directly or	Exercisable		Deferred
	Indirectly	Options	Thrift Plan	Stock Units
Donald M. James	167,859	1,398,767	26,360	91,134
Guy M. Badgett, III	20,194	243,144	8,809	3,359
Daniel F. Sansone	25,719	185,690	19,429	13,514
Ronald G. McAbee	5,054	138,857	25,316	4,076
Danny R. Shepherd	9,698	63,857	6,431	0

EQUITY COMPENSATION PLANS
The table below sets forth information regarding the number of shares of our common stock authorized for issuance under all of our equity compensation plans as of December 31, 2008.

Equity Compensation Plan Information
			Number of
	Number of	Weighted-	securities remaining
	securities to	average	available for future
	be issued upon	exercise price of	issuance under
	exercise	outstanding	equity compensation
	of outstanding	options,	plans (excluding
	options, warrants	warrants and	securities reflected
	and rights	rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1):
1996 Long Term Incentive Plan (For Employees)
Stock Options	5,146,586	$51.32	—
Performance Share Units	0		—
Deferred Stock Units	234,355		—

Total	5,380,941		0 (2)
Deferred Stock Plan for Non-employee Directors	10,336		0 (2)
Restricted Stock Plan for Non-employee Directors	23,957		0 (2)
2000 Florida Rock Industries Amended & Restated Stock Plan(3)	NONE		381,010
2006 Omnibus Long-Term Incentive Plan
Stock Only Stock Appreciation Rights	797,341	$90.24	—
Performance Share Units	853,654		—
Deferred Stock Units for Non-employee Directors	56,063		—

Total	1,707,058		3 ,691,068
Equity compensation plans not approved by security holders	NONE		NONE
Total	7,122,292		4,072,078

(1)	All of our company’s equity compensation plans have been approved by the shareholders of our company. Column (a) sets forth the number of shares of common stock issuable upon the exercise of options, warrants or rights outstanding under the 2006 Omnibus Long-Term Incentive Plan (Omnibus Plan), the 1996 Long-Term Incentive Plan (1996 LTIP), the Deferred Stock Plan for Nonemployee Directors and the Restricted Stock Plan for Nonemployee Directors. The weighted-average exercise price of outstanding stock options is shown in Column (b). The remaining number of shares that may be issued under the equity compensation plans are shown in Column (c).

(2)	Future grants will not be made under these plans. The plans will be used only for the administration and payment of grants that were outstanding when the Omnibus Plan was approved.

(3)	This plan was approved by the Florida Rock Industries, Inc. shareholders. Shares available have been adjusted for the merger transaction. Units are only available for granting of awards until September 30, 2010.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth below with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Philip J. Carroll, Jr., Chair
H. Allen Franklin
James V. Napier
Donald B. Rice
Orin R. Smith
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Philosophy and Program
Our Corporate Mission Statement provides that our “success is dependent upon the talent, dedication and performance of all employees.” Without the dedication and performance of our employees, including our named executive officers, we will be unable to accomplish our corporate goals. Our compensation program for our named executive officers is intended to motivate them to achieve our strategic goals and operational plans by:
•	Keeping our salary and benefits for the named executive officers competitive with industrial companies of similar size so that we are able to hire and retain individuals of the highest caliber and to discourage our named executive officers from seeking other employment opportunities;

•	Linking a meaningful portion of the named executive officers’ compensation to our company’s performance, thereby encouraging them to create shareholder value over the short- and long-term;

•	Motivating, recognizing and rewarding individual excellence; and

•	Paying a meaningful portion of named executive officers’ total compensation in our company’s common stock to facilitate the accumulation of significant ownership of our stock by the named executive officers in order to align the interests of management with the interests of our shareholders.
The Compensation Committee, which is comprised entirely of independent directors, as defined by the listing standards of the New York Stock Exchange, administers our executive compensation program in accordance with the Compensation Committee’s charter. The current charter is available on our website at www.vulcanmaterials.com. In performing its duties, the Compensation Committee is guided by its charter. The role of the Committee is to:
•	Annually review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and then evaluate the Chief Executive Officer’s performance in light of these goals and objectives and set the Chief Executive Officer’s compensation levels based on this evaluation and report to the full Board of Directors;

•	Determine and fix the amount of base salary for each named executive officer;

•	Determine and fix awards made to named executive officers under our incentive compensation plans and equity-based plans of our company;

•	Interpret and administer our company’s Executive Incentive Plan (EIP) and 2006 Omnibus Long-Term Incentive Plan (Omnibus Plan);

•	Report to the Board its approval or disapproval of recommendations of the Chief Executive Officer for material changes in existing retirement and benefit plans applicable to the named executive officers; and

•	Make regular reports to the Board, including an annual report regarding its determination of compensation levels for the Chief Executive Officer and the other named executive officers.

Our elements of compensation for the named executive officers, all of which are discussed in greater detail below, include:
•	base salary;

•	short-term performance-based cash bonus;

•	long-term equity-based incentives;

•	retirement and pension benefits;

•	health and welfare benefits and perquisites; and

•	change-in-control protections.
The Committee reviews compensation tally sheets that show the total compensation of the Chief Executive Officer and each of the other named executive officers when making executive compensation decisions. The tally sheets are prepared by our internal corporate compensation group. Each of these tally sheets presents the dollar amount of the named executive officers’ compensation, broken out into base salary, annual performance-based bonus and long-term equity-based incentive awards.
Compensation Consultant and Market Information
Pursuant to its charter, the Compensation Committee is authorized to retain external advisors and consultants at our company’s expense. In 2008, as in previous years, the Committee engaged Compensation Strategies, Inc. (CSI) as its independent compensation consultant. In connection with this engagement, CSI provides the following services:
•	Conducts periodic comprehensive studies of executive compensation and makes recommendations regarding the components of executive compensation, including base salary, annual bonus, long-term equity-based incentive awards and change-in-control protections.

•	Advises the Committee regarding competitive practice, the design of new programs, and new laws, rules and regulations relating to executive compensation; and

•	Prepares an annual study of, and provides recommendations for, compensation of the Board of Directors;
In performing its services in 2008, CSI interacted collaboratively with our Committee and members of senior management. CSI provided the Committee with its observations as to our relative competitiveness with comparable companies based upon its review of the various components of market data set forth above. In addition, CSI provided its recommendations with respect to Board compensation, as well as its advice on regulatory compliance and development of new programs. Representatives of CSI attended four meetings of the Committee in 2008, and participated in the executive session of the Committee without the Chief Executive Officer in attendance.
CSI reports to the Committee, although it meets with management from time to time to discuss compensation initiatives. The Committee has not requested, and does not intend to request, that CSI provide any non-compensation related services to our company. CSI does not have any business relationships with our company beyond the services provided as the independent consultant to the Committee.
The Compensation Committee also considers information from compensation data bases that are maintained by Hewitt Associates, Inc., a global human resources consulting firm, and Towers Perrin, a global professional services firm, which information is consolidated, reviewed and analyzed by our internal corporate compensation group and made available to the Compensation Committee and its consultant. In addition, CSI conducts an analysis of compensation paid to executives with comparable duties and responsibilities in comparable companies with which our company competes for executive talent. This analysis includes a comparison of base salary, annual performance-based bonus and long-term equity-based incentive awards for comparative companies. As discussed below, companies are selected for comparison based on the following criteria:
•	U.S. listed companies that file proxy statements, to ensure that comparable compensation data is available;

•	companies engaged in construction or the production of construction materials;

•	companies in industries which are impacted by economic forces that are, at least in part, similar to those that impact our company and therefore, which have cyclicality; and

•	companies in industries which utilize industrial processes that are similar to our company, i.e., coal or metal mining, or which produce equipment or supplies for such industries.

Measuring Performance – Economic Profit
We are committed to excellence in our performance, both financially and operationally, and to earning superior returns for our shareholders. To encourage and reward superior performance, we have linked a substantial portion of our named executive officers’ compensation to our performance as measured by a standard referred to as “Economic Profit” or “EP.”
In 1996, we adopted EP as the quantifiable financial performance measure by which company performance is measured for short-term and some long-term incentives. EP measures the extent to which operating earnings exceed an operating capital charge. Operating earnings are based on net earnings, but exclude interest income and expense, gains and losses on investments, deferred income taxes, and results of certain discontinued operations. The operating capital charge is based on our company’s average assets and liabilities associated with operating earnings, as defined above, multiplied by the estimated cost of capital. We believe that changes in EP correlate with changes in shareholder value better than other commonly used financial performance measures.
EP is used not only as a measure for incentive compensation; it pervades every aspect of the management process, including planning, capital budgeting, and evaluating investment projects, including acquisitions and other growth initiatives. It also is used by management to measure the financial performance of our company and its business units. We believe EP is the best standard for setting financial goals for our executive compensation. A description of our 2008 EP performance targets, an analysis of our company’s 2008 EP performance as compared to 2008 EP performance targets, and a summary of how the 2008 EP performance affected certain elements of compensation of our named executive officers is set forth in the section entitled “Elements of Compensation.”
Benchmarking Total Compensation
To ensure that our compensation program is competitive, total direct compensation paid to our Chief Executive Officer and other named executive officers is benchmarked against a composite group of general industrial companies included in compensation surveys. This group of survey companies has revenues between two and eight billion dollars and market capitalization similar to that of Vulcan. The composite group from which we obtained data from Hewitt Associates, Inc. and Towers Perrin included approximately 100 companies. These benchmarking data are useful in setting a market-based midpoint for the three principal elements of compensation for our executives, which are base salary, annual performance-based bonus and long-term equity-based incentive awards. With the assistance of CSI, the Compensation Committee also reviews the compilation of the comparison group annually to insure that included companies continue to be relevant for comparative purposes.
The total direct compensation for each named executive officer is reviewed annually to ensure it is appropriate based on:
•	individual performance;

•	recent and long-term company performance; and

•	competitive or market levels of performance.
Risk Considerations
Our compensation programs are discretionary, balanced and focused and give considerable weight to the long-term performance of our company. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. In addition, significant amounts of compensation are deferred or only realizable upon retirement. This provides strong incentives to manage the company for the long term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among current cash payments, deferred cash and long-term equity-based incentive awards. The Compensation Committee retains discretion to adjust compensation for quality of performance and adherence to our company’s values.
Tax and Accounting Considerations
Compliance with Internal Revenue Code Section 162(m). In administering the compensation program for executive officers, the Compensation Committee considers the applicability of Section 162(m) of the Internal Revenue Code, the financial consequences under accounting standards and the tax consequences in our analysis of total compensation and the mix of compensation among individual elements. Section 162(m) prohibits public companies from taking a tax deduction for compensation that is paid to any one of certain employees in excess of one million dollars, unless the compensation qualifies as performance-based compensation within the meaning of the Internal Revenue Code. To preserve the deductibility of compensation, we intend that bonus payments made pursuant to the EIP and, generally, grants of long-term incentives under our Omnibus Plan, qualify as “qualified performance-based compensation.” The Compensation Committee has the discretion to design and implement compensation elements that may not be deductible under Section 162(m) if the Compensation Committee determines that, despite the tax consequences, those elements are in our best interest to adopt.
Expensing of Stock Options. We consider the tax and accounting implications to our company in allocating awards among various compensation vehicles and seek to preserve the tax deduction for compensatory awards. For example, we do not issue incentive stock options (ISOs), even though ISOs provide potential tax advantages to the recipient, due to the negative tax and accounting consequences to our company.
Compensation Determination Process and Role of the Named Executive Officers in the Process
The Chief Executive Officer is responsible for conducting an annual performance evaluation of each of the other named executive officers. The evaluations take into account such items as the performance of the business unit or function for which the executive officer is responsible, safety, health and environmental performance and effective management of our company’s natural resources, among other items. In addition, the Chief Executive Officer has the opportunity to request input from CSI. Based on the foregoing and the results of the competitive benchmarking report, the Chief Executive Officer makes a recommendation to the Compensation Committee for the compensation of each of the other named executive officers, broken out into base salary, annual performance-based bonus and long-term equity-based incentive awards. The Compensation Committee meets annually to discuss and set the compensation of the named executive officers based upon the recommendations of the Chief Executive Officer and its review of the materials mentioned above, and the Chief Executive Officer participates in the meeting to discuss the results of his report. The Compensation Committee relies heavily on the recommendations presented by the Chief Executive Officer when setting compensation for the other named executive officers; however, it has discretion to adjust the recommendations based on its review of the individual evaluations of the other named executive officers, the report prepared by the Chief Executive Officer and any other information that the Compensation Committee deems relevant.
The Compensation Committee is responsible for setting the Chief Executive Officer’s compensation and annually reviews his base salary, annual performance-based bonus and potential long-term equity-based incentive awards. In setting such compensation, the Compensation Committee reviews reports from and takes account of recommendations made by CSI. After the Compensation Committee has determined the compensation package for the Chief Executive Officer, the Chairman of the Compensation Committee presents the overall compensation package to the entire Board of Directors for ratification.
Overall Compensation Goals
In creating and administering our compensation program, we seek to reward employees for:
•	Superior performance in generating increasing levels of EP;

•	Behavior that compliments our strategic goals and operational plans; and

•	Adherence to our high ethical business standards.
As discussed in more detail below, the overall compensation program strives to achieve a balance among the following:
•	Cash compensation in the form of base salary and annual short-term performance-based bonuses pursuant to the EIP; and

•	Long-term equity awards pursuant to the Omnibus Plan, including performance share units (PSUs) and stock options in the form of Stock Only Stock Appreciation Rights (SOSARs).
The program also strives to achieve a balance between the goals of rewarding the achievement of short-term goals and providing an employee retention element to the compensation program through the use of long-term equity awards. Each element of our compensation program is set forth below, with an explanation of the factors considered in making awards of each element.

We have not targeted a specified percentage of total compensation for cash compensation or short-term or long-term equity-based incentive awards. Rather, based on the results of the competitive benchmarking, we have established incentive target levels for each of the named executive officers. These levels are expressed as a percentage of base salary for short-term and as a percentage of the base salary midpoint for the position for long-term incentives. Base pay, short-term incentive opportunity and long-term incentive opportunity are targeted at the median competitive levels. The target award percentages vary by position and level of responsibility. In our view, as the level of responsibility for an executive increases, so should the percentage of total compensation at risk. This is achieved through higher target levels of short-term performance-based bonuses and long-term equity awards, the magnitude of which vary with performance. The amounts realized in prior years, including wealth accumulation through realized and unrealized equity gains and post-employment earn outs, did not impact decisions to increase or decrease 2008 compensation amounts. In 2008, we also did not consider the amount of potential change-in-control payouts each named executive officer may be entitled to receive in determining other elements of their total compensation.
We do not have employment agreements with executives, but instead have agreements with our named executive officers that provide for severance payments upon certain change-in-control events.
We apply the same policies and methodology in setting the principal elements of compensation for our Chief Executive Officer as we apply for our other named executive officers. The primary difference between the award amounts granted to the Chief Executive Officer as compared to the other named executive officers is a reflection of differences in the level and scope of responsibility of their respective positions, the market’s pattern of providing progressive award opportunities at higher levels, and individual performance. As a result, our Chief Executive Officer’s base salary, annual performance-based bonus and long-term equity-based incentive awards are greater than those of the other named executive officers.
Elements of Compensation
➢	Base Salary
The base salary element of our compensation program is designed to be competitive in the market for compensation paid to similarly-situated, competent and skilled executives, as set forth in the surveys utilized by our company. The Compensation Committee sets base salary in reference to each individual’s performance, contribution to business results, and market compensation. The Compensation Committee determined the amounts of base salary increases for our named executive officers after consideration of:
•	The named executive officer’s pattern of achievement with respect to the budget and business plan performance in his/her area(s) of responsibility and overall managerial effectiveness with respect to planning, personnel development, communications, regulatory compliance and similar matters;

•	Competitive pay levels for similarly situated executives set forth in the compensation surveys;

•	Marketplace trends in salary increases; and

•	Ability of our company to pay the increased salaries, retention risks, fairness in view of our overall salary increases and the named executive officer’s potential for future contributions to the organization.
Salaries of the named executive officers are reviewed on an annual basis, as well as at the time of a promotion or change in responsibilities. To ensure the salaries paid to our named executive officers are competitive relative to the marketplace, the Committee reviews the compensation analysis and data from Hewitt Associates, Inc. and Towers Perrin, as discussed in the “Overview” above. This analysis serves as a starting point for evaluating appropriate levels of base pay. We generally target the 50th percentile of the market (the midpoint of the base salary range) because we believe this is the appropriate level for evaluating the competitiveness of our compensation. As mentioned earlier, because of Mr. James’ experience, performance and tenure in his position, his base salary is set at a higher level in the range. Increases in salaries are discretionary based on the nature and responsibilities of the position, individual performance, changes in the market compensation levels and the other factors set forth above. The salaries paid to our named executive officers for 2008, 2007 and 2006 are set forth in the Summary Compensation Table in the “Salary” column.
To further our goal of aligning the executives’ interests to those of our shareholders, we generally reward superior performance through our bonus program and long-term equity-based incentives rather than base pay.

➢	Short-Term Cash Bonus
Our short-term incentive program is designed to motivate our executives, including the named executive officers, and reward them with cash payments for achieving quantifiable near-term business results. The goal of this program is to link performance and payment, and reward behaviors that create value for our shareholders, by comparing financial results to pre-established objective performance targets. Payment of the bonus is based on both the performance of our company, specific divisions or business units or a combination of these, as applicable, and the performance of the named executive officer individually.
As described in more detail below, we set the target levels for “average annual bonuses” at competitive market levels consistent with similarly-situated executives in the compensation surveys. Average performance yields a bonus that is average with the compensation surveys. We then provide significant upside opportunity and downside risk to actual bonus payments based on actual financial performance of our company or the relevant business unit, as appropriate. Our evaluation of the company’s annual financial performance results from our analysis of how our EP measures against targeted EP for the year. Our method for establishing the EP goal each year is discussed below.
     Economic Profit Methodology
The Compensation Committee establishes EP goals annually at its February meeting based on the average of the previous year’s actual EP and the previous year’s EP goal for our company and for each of its divisions. Goals are then adjusted to reflect the short-term impact of significant strategic and growth investments. These adjustments are applied in order to provide appropriate incentives and rewards for pursuing such investments. An EP goal represents the amount of EP that must be earned in order for an “Average Annual Bonus” (average bonus or bonus) to be paid. The average bonus is expressed as a percentage of base salary and established for each named executive officer based on the comparison group set forth in the compensation surveys. A chart reflecting the average bonuses expressed as a percentage of base salary and the percentage of average bonus paid for each named executive officer is set forth below. In the case of the Chief Executive Officer, the average bonus is equal to 100% of base salary. The bonus paid for performance above or below the EP goal is calculated according to a scale that is determined each year. The scale is not a pro rata increase or decrease in the percentage of the goal that is achieved. Rather, the scale that determines a recommended level of bonus payment reflects principally the level of capital investment in the business and the historical volatility in EP. The bonus will exceed “Average Annual Bonus” to reward performance when the EP goal is exceeded. The bonus will fall short of “Average Annual Bonus” when actual performance falls below the EP goal, and can be reduced to $0 if the shortfall is great. Regardless of performance under the EP analysis, however, the payments to EIP participants cannot exceed the maximum bonus established by the terms of the EIP. The Compensation Committee uses the EP methodology in exercising its downward discretion to determine actual bonuses payable.
With respect to our 2008 fiscal year, the Committee reviewed the performance of the Chief Executive Officer and each of the named executive officers and concluded each had performed well in a difficult economic environment. However, the company’s results at the corporate level under the EP formula (described above) and the EIP (described below) fell sufficiently short of the performance goal that no bonus payments were made to the Chief Executive Officer or any of the other named executive officers.
Annually at its February meeting, the Compensation Committee establishes the EIP participants and their maximum bonus under the EIP. The EIP was approved by our shareholders in 2001 and is structured so that cash bonus payments will satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code. The bonus pool under the EIP is calculated as 4% of our consolidated net earnings in excess of 6% of the net capital for the prior year. This is a maximum bonus potential. Each year, the Compensation Committee analyzes the EP results and, if warranted, reduces the actual payments made under the EIP. As the minimum financial performance goal was not achieved in 2008, no bonuses were earned or paid to EIP participants in 2009, as reflected in the table below.

	Amount of
	“Average Annual
	Bonus” Expressed	% of “Average
	as a Percentage of	Annual Bonus”
	Base Salary	Paid
Donald M. James	100%	0%
Guy M. Badgett	65%	0%
Daniel F. Sansone	70%	0%
Ronald G. McAbee	65%	0%
Danny R. Shepherd	65%	0%
➢	Long-Term Equity-Based Incentives
Our long-term equity-based incentive compensation program is designed to reward the named executive officers based on the performance of our company over a period of years, by providing potentially significant payments based on the creation of value for our shareholders and by improving EP performance. The goals of the long-term incentive program are to:
•	Motivate financial performance over the long-term;

•	Recognize and reward superior financial performance of our company;

•	Provide a retention element to our compensation program;

•	Help executive officers accumulate shares of Vulcan stock to ensure congruence with our shareholders’ interest; and

•	Promote compliance with the stock ownership guidelines for executives.
2008 Long-Term Incentive Grants. The Compensation Committee has established a “standard percentage” of each named executive officer’s base salary midpoint for his position (determined as described above) that it used when making a long-term award to each named executive officer. The standard percentage is based principally upon the compensation analysis described in the “Overview” above. The Committee sets the standard at approximately the 50th percentile of the awards made to individuals with similar positions. The award value of the long-term incentive grant for each of the named executive officers is determined by multiplying the applicable standard percentage by the base salary midpoint of each named executive officer’s position. The standard percentages for each of our named executive officers, is set forth in the table below.

Standard Long-Term
Award Expressed as a
Percentage of Base Salary Midpoint
Donald M. James	225%
Guy M. Badgett	100%
Daniel F. Sansone	100%
Ronald G. McAbee	100%
Danny R. Shepherd	100%
The Omnibus Plan provides that the Compensation Committee, in its discretion, may grant long-term awards in the form of a variety of instruments, including, among others, stock options, SOSARs, PSUs and restricted stock. Subject to the limitations under the Omnibus Plan, the Compensation Committee may adjust the amount awarded to reflect our company’s past performance, based on total shareholder return or other quantifiable financial measures deemed appropriate by the Compensation Committee. “Total shareholder return” is computed as the average annual rate of return using both stock price appreciation or depreciation and quarterly dividend reinvestment. Stock price appreciation or depreciation is based on a point-to-point calculation, using end-of-year data.
In 2008, the Committee granted a combination of SOSARs and PSUs to each of the named executive officers, based on the award value that is described above. The number of units to be granted is determined by valuing SOSARs and PSUs under valuation principles that are similar to Financial Accounting Standard No. 123(R), “Share-Based Payment.” The Committee normally grants a number of units that approximates the 50th percentile of the market. However, the Committee retains the discretion to make adjustments each year to the number of units granted. In 2008, the Committee determined that it was not appropriate to raise the value of long-term awards based on our historical performance. Therefore grants were made at the standard award value. Expressed in terms of their value, approximately one-half of the 2008 grants consisted of SOSARs and one-half consisted of PSUs.
2008 Long-Term Incentive Payments. In February 2008, the Committee authorized payment of the PSUs that were granted in 2005 and vested on December 31, 2007. The level of the payout was based on the company’s 3-year average EP, which was approximately 213% of target, and its 3-year average total shareholder return performance, which was at the 74th percentile relative to a comparison group that included the following companies:

3M Company	General Electric Company	MeadWestvaco Corporation
Ameron International Corporation	Georgia Gulf Corporation	Northrop Grumman Corporation
Armstrong Holdings Inc.	Georgia-Pacific Corporation	Olin Corporation
Ashland Inc.	W. R. Grace & Co.	Pentair, Inc.
Calgon Carbon Corporation	Granite Construction Incorporated	Potlatch Corporation
Chemtura Corporation	Harris Corporation	PPG Industries, Inc.
The Dow Chemical Company	Harsco Corporation	Rohm and Haas Company
E.I. du Pont De Nemours & Co.	Hercules Incorporated	The Sherwin-Williams Company
Emerson Electric Co.	International Paper Corporation	The Southern Company
Engelhard Corporation	Lafarge North America, Inc.	The Stanley Works
Florida Rock Industries, Inc.	Louisiana-Pacific Corporation	Temple-Inland Inc.
Fluor Corporation	Martin Marietta Materials, Inc.	Textron Inc.
FMC Corp.	Masco Corporation	Weyerhaeuser Company
The following table reflects the goals against which performance was measured for payment of the PSUs granted in 2005 and payable in 2008. The percentage payable is determined by the interpolation of the two performance factors. The Compensation Committee has the authority to exercise downward discretion in determining payments.

Three-year average
Economic
Profit
(As a percent	Percentage of Performance Share Units
of EP Goal)	Payable
175% or >	100	150	200
150%	75	125	175
100%	50	100	150
50%	25	75	125
25% or <	0	50	100
	Three-year Average Total Shareholder Return Percentile Rank
	25th or <	50th	75th or >
Timing of Equity-Based Incentive Compensation. The Compensation Committee sets performance targets for PSU grants for the year at its February meeting. Payments, if any, pursuant to previously set performance targets are also authorized at the February meeting. The establishment of incentive compensation goals and the granting of equity-based awards have not been timed with the release of non-public material information. Instead, goals and awards typically have been established at the February meeting. Additional equity-based incentive grants have been made to executive officers only upon hire or promotion at various times throughout the year. All such equity-based awards are priced on the date of grant.
Stock Ownership Guidelines. In order to align the interests of the named executive officers with our shareholders, and to promote a long-term focus for these officers, our company has executive stock ownership guidelines for the officers of our company and its subsidiaries. The guidelines are based on management’s and CSI’s assessment of market practice. The stock ownership requirements are higher for the Chief Executive Officer than for the other named executive officers for the reasons discussed previously under the section “Overall Compensation Goals.” All of the named executive officers currently exceed our ownership guidelines.

The guidelines for the named executive officers are expressed as a multiple of base salary as per the table below:

Multiple of Salary
Name	Ownership Guidelines (1)
Donald M. James	7x
Guy M. Badgett	3x
Daniel F. Sansone	5x
Ronald G. McAbee	3x
Danny R. Shepherd	3x

(1)	Types of ownership counted toward the guidelines include the following:
•	Stock-based thrift plan holdings;

•	Direct holdings;

•	Indirect holdings, such as shares owned by a family member, shares held in trust for the benefit of the named executive officer or a family member, or shares for which such officer is trustee; and

•	Stock-based holdings in the deferred compensation and excess benefit plans.
Beginning in February 2009 management elected to exclude from consideration the “in the money” value of vested options, when determining satisfaction of these guidelines. Notwithstanding this change, the Chief Executive Officer and each of the other named executive officers continue to meet or exceed our ownership guidelines.
Newly appointed officers are expected to meet the applicable ownership requirement within five years of their appointment. Compliance with the ownership guidelines is reviewed yearly by the Chief Executive Officer and reported to the Committee.
➢	Benefits and Perquisites
Named executive officers participate in each of the benefit plans or arrangements that are made available to all salaried employees generally, including medical and dental benefits, life, accidental death and disability insurance, and pension and savings plans. With respect to disability benefits, our company pays 100% of the premiums for individual long-term disability policies that insure base pay and target bonus in excess of that insured under the group contract up to $500,000 in total. In addition, the named executive officers participate in the Unfunded Supplemental Benefit Plan and have change-in-control agreements (as described below). The Chief Executive Officer also has a Supplemental Executive Retirement Agreement, which is discussed in more detail below.
We provide company-owned cars to the named executive officers for their use. Additionally, we pay for the insurance, maintenance and fuel for such vehicles. Executives reimburse us for personal use. We also make the company-owned aircraft available to the Chief Executive Officer and senior executives for business travel. The aircraft is available to the Chief Executive Officer and the other named executive officers for personal use at the expense of the named executive officer. In 2008, neither the Chief Executive Officer nor any of the named executive officers used the aircraft for personal purposes.
We do not provide other perquisites to the named executive officers such as club memberships or financial planning services. The Compensation Committee reviews our policies and determines whether and to what extent these perquisites should be continued.
➢	Change-in-Control Protection
Each of our named executive officers has change-in-control protection that provides for severance payments and accelerated vesting or payment of equity-based incentive awards. We provide such protections in order to minimize disruptions during a pending or anticipated change-in-control. In 2008, we did not consider the amount of severance payments or the number of incentive awards subject to acceleration of vesting under the change-in-control agreements in determining the other compensation elements to which the named executive officers are entitled. For a detailed description of the change-in-control provisions, refer to “Payments Upon Termination or Change-in-Control” on page 43.

➢	Retirement and Pension Benefits
Our company provides the following retirement and pension benefits to its named executive officers:

Benefit	Reason for Providing Benefit
Retirement Income Plan	This pension plan is available to all salaried employees of our company hired prior to July 15, 2007.

Unfunded Supplemental Benefit Plan	The Unfunded Supplemental Benefit Plan provides for benefits that are not permitted under the Retirement Income Plan and the 401(k) plan due to Internal Revenue Service pay and benefit limitations for qualified plans. This plan is designed to provide retirement income benefits, as a percentage of pay, which are similar for all employees regardless of compensation levels. The Unfunded Supplemental Benefit Plan eliminates the effect of tax limitations on the payment of retirement benefits, except to the extent that it is an unfunded plan and a general obligation of our company.

Supplemental Executive Retirement Agreement (SERA)	Only Mr. James has a SERA. The effect of the SERA is to give Mr. James 1.2 years of service credit for every year he participates in the Retirement Income Plan. The purpose of the SERA is to provide an incentive and retention device. The Plan will provide Mr. James with a full career pension in the event that he works until age 65.
A discussion of all retirement benefits provided to the named executive officers is set forth under the heading “Retirement and Pension Benefits” on page 40.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information for the three most recently completed fiscal years concerning the compensation of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers employed as of December 31, 2008, determined on the basis of their total compensation for 2008.

							Change in
							Pension Value
						Non-Equity	And
						Incentive Plan	Nonqualified
				Stock	Option	Compensation	Deferred	All Other
Name and		Salary	Bonus	Awards (1)	Awards (1)	(2)	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	Earnings ($)(3)	($)(4)	($)
Donald M. James	2008	1,241,670	0	1,316,754	2,502,747	0	5,047,044	431,049	10,539,264
Chairman and Chief Executive Officer	2007	1,187,500	0	1,532,011	2,165,457	2,900,000	4,461,801	418,376	12,665,145
	2006	1,114,168	0	3,406,064	4,366,486	3,100,000	3,703,312	332,457	16,022,487

Guy M. Badgett, III	2008	492,508	0	239,009	462,327	0	1,221,019	102,635	2,517,498
Senior Vice President, Construction Materials Group	2007	470,008	0	233,855	398,851	660,000	1,065,078	96,652	2,924,444
	2006	441,674	0	538,936	268,281	725,000	287,749	73,296	2,334,936

Daniel F. Sansone	2008	495,838	0	223,246	455,535	0	679,337	86,279	1,940,235
Senior Vice President and Chief Financial Officer	2007	470,008	0	211,274	361,739	660,000	451,941	86,328	2,241,290
	2006	442,508	0	353,528	184,008	690,000	360,514	67,137	2,097,695

Ronald G. McAbee	2008	391,673	0	245,415	436,705	0	868,631	71,305	2,013,729
Senior Vice President, Construction Materials — West	2007	370,833	0	165,197	302,976	564,000	1,130,219	155,663	2,688,888
	2006	409,376	0	309,339	140,689	645,000	539,357	57,205	2,100,966

Danny R. Shepherd	2008	391,674	0	192,898	368,187	0	648,608	60,887	1,662,254
Senior Vice President, Construction Materials — East	2007	320,837	0	142,213	277,519	485,000	352,137	47,047	1,624,753
	2006	272,838	0	219,483	115,232	400,000	220,038	20,452	1,248,043

(1)	Pursuant to the rules of the Securities and Exchange Commission, we have provided a grant date fair value for Stock Awards and Option Awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-based Payments.” For Option Awards (including SOSARs), the fair value is estimated as of the date of grant using the Black-Scholes option pricing model, which requires the use of certain assumptions, including the risk-free interest rate, dividend yield, volatility and expected term. The risk-free interest rate is based on the yield at the date of grant of a U.S. Treasury security with a maturity period equal to or approximating the option’s expected term. The dividend yield assumption is based on our historical dividend payouts. The volatility assumption is based on the historical volatility, and expectations regarding future volatility, of our common stock over a period equal to the option’s expected term and the market-based implied volatility derived from options trading on our common stock. The expected term of options granted is based on historical experience and expectations about future exercises and represents the period of time that options granted are expected to be outstanding.

For Performance Share Awards, the fair value is estimated on the date of grant using a Monte Carlo simulation model. For Deferred Stock Units, the fair value is estimated on the date of grant based on the market price of our stock on the grant date. We do not believe that the fair values estimated on the grant date, either by the Black-Scholes model or any other model, are necessarily indicative of the values that might eventually be realized by an executive.

(2)	No payments pursuant to the 2001 Executive Incentive Plan (EIP) were made in 2009. See discussion of EIP plan under heading “Compensation Discussion and Analysis” above.

(3)	Includes only the amount of change in pension value since our company does not provide any above market earnings on deferred compensation.

(4)	Includes personal use of company automobile, nonqualified thrift plan contributions, company-paid life insurance premiums, taxable relocation expense and deferred stock unit dividend equivalents granted in 2008, as set forth in the following table. None of the named executive officers used the company aircraft for personal use in 2008.

			Company		Personal
	Non-Qualified	Qualified	Paid Life	DSU	Use
	Thrift Plan	Thrift Plan	Insurance	Dividend	of Company
	Contributions	Contributions	Premiums	Equivalents	Auto	Total
Name	($)	($)	($)	($)	($)	($)
Don James	218,403	12,800	1,440	194,617	3,789	431,049
Mac Badgett	52,420	12,800	1,440	34,253	1,722	102,635
Dan Sansone	51,994	12,800	1,440	20,045	0	86,279
Ron McAbee	38,989	12,800	1,440	18,076	0	71,305
Danny Shepherd	32,439	12,800	1,440	14,067	141	60,887

The following table sets forth the grants of plan-based awards in 2008 to the named executive officers:
Grants of Plan-Based Awards

								All
								Other
								Stock
								Awards:
								Number	All Other
								of	Option
								Shares	Awards:	Exercise	Closing	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			of	Number of	or Base	Market	Fair Value
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Stock	Securities	Price of	Price of	of Stock
		Awards			Awards			or	Underlying	Option	Underlying	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Security	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (1)	($/Sh)	($) (2)
Don James	2/7/2008	0	1,250,004	5,000,016	0	19,500	39,000	0	75,000	70.69	70.69	2,815,995
Mac Badgett	2/7/2008	0	322,405	1,289,620	0	3,700	7,400	0	14,450	70.69	70.69	538,649
Dan Sansone	2/7/2008	0	350,003	1,400,012	0	4,000	8,000	0	15,590	70.69	70.69	581,698
Ron McAbee	2/7/2008	0	260,005	1,040,020	0	3,700	7,400	0	14,450	70.69	70.69	538,649
Danny Shepherd	2/7/2008	0	260,005	1,040,020	0	3,700	7,400	0	14,450	70.69	70.69	538,649

(1)	Exercise price was determined using the closing price of our common stock on the grant date as per the Omnibus Plan.

(2)	Amount represents the grant date fair values for the SOSARs and PSUs calculated in accordance with SFAS No. 123(R). The grant date fair value of $19.76 for the SOSARs was calculated using the Black-Scholes pricing model. The assumptions used to determine the value of the options include: an expected volatility of 28.15% (derived using the daily closing stock prices for the seven years preceding the grant date), a dividend yield of 2.07%, interest rate of 3.21% (the rate of a U.S. Treasury note with a maturity date seven years from the grant date), and an expected time of exercise of 7.25 years from grant date. The grant date fair value of $68.41 for the PSUs was calculated using a Monte Carlo simulation model.
Certain information concerning each exercise of stock options and each vesting of stock during the fiscal year ended December 31, 2008, for each of the named executive officers on an aggregate basis is set forth in the table below.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares	Value
	Shares	Realized on	Acquired on	Realized on
	Acquired on	Exercise ($)	Vesting (#)	Vesting ($)
Name	Exercise (#)	(1)	(2)	(3)
Don James	270,000	10,338,015	85,055	5,984,490
Mac Badgett	30,225	890,202	10,796	759,593
Dan Sansone	17,775	574,387	9,896	696,292
Ron McAbee	11,850	152,075	6,318	444,526
Danny Shepherd	0	0	3,578	251,766

(1)	Calculated by multiplying the difference between the fair market value of our common stock on the date of exercise and the option exercise price by the number of options exercised.

(2)	Represents the Deferred Stock Units (DSUs) and the Performance Share Units (PSUs) earned under the 1996 LTIP. Both DSUs and PSUs were paid 100% in stock.

(3)	Calculated by multiplying the number of units vested by the high/low average price of our common stock on the vesting date.

➢	Deferred Compensation Plan
Our Executive Deferred Compensation Plan was established in 1998 to allow executives to defer a portion of their current year’s compensation in a tax efficient manner. We believe that providing a tax deferral plan gives our executives flexibility in tax and financial planning and provides an additional benefit at little cost to our shareholders. Our company does not make any contributions to the plan on behalf of the participants. Because our company purchases assets that mirror, to the extent possible, participants’ deemed investment elections under the plan, the only costs to our company related to the plan are administrative costs and any contributions that may be necessary to true-up account balances with deemed investment results. The plan allows executives with annual compensation (base salary and average annual short-term bonus) of $200,000 or more to defer receipt of up to 50% of base salary, up to 100% of annual cash bonus and beginning in 2007, up to 100% (net of taxes) of long-term incentive awards, which are not excluded from deferral eligibility by the Internal Revenue Code (or regulations thereunder), until a date selected by the participant. The amounts deferred are deemed invested as designated by participants in our company’s common stock (a “phantom stock” account) or in dollar-denominated accounts that mirror the gains or losses of the various investment options available under our company’s 401(k) plan. The plan does not offer any guaranteed return to participants.
The plan is funded by a “rabbi trust” arrangement owned by our company, which holds assets that correspond to the deemed investments of the plan participants. Participants have an unsecured contractual commitment from our company to pay when due the amounts to which the participants are entitled. Upon the death or disability of a participant or upon a change-in-control of our company (as defined on page 44 of this proxy statement), all deferred amounts and all earnings related thereto will be paid to the participant in a single lump sum cash payment.
Effective for deferrals made after January 1, 2007, the plan permits executives to defer PSUs and DSUs into the plan, which would, absent such deferral, be distributed to the executives. The PSU and DSU deferrals, other than described below, will be credited to the plan participant accounts in the form of phantom stock and an equal number of shares of our common stock will be deposited by our company in the rabbi trust. The only exceptions are the PSU distributions that were paid in 2007, which were distributed one-half in cash and one-half in stock, and accordingly, deferrals were proportionately allocated between the cash account and the stock account. Deferrals of long-term incentive compensation payments are invested in phantom stock of our company and may not be reallocated to an alternative investment option.
The following table shows the contributions, earnings, distributions and year-end account values for the named executives under the plan.
Nonqualified Deferred Compensation Plan

		Registrant			Aggregate
	Executive	Contributions in	Aggregate	Aggregate	Balance at
	Contributions in	last Fiscal	Earnings in last	Withdrawals/	Last Fiscal
	Last Fiscal Year	Year	Fiscal Year(1)	Distributions	Year End(1)
Name	($)	($)	($)	($)	($)
Don James	6,056,549	0	(320,801)	0	8,285,955
Mac Badgett	153,612	0	(6,445)	0	255,942
Dan Sansone	1,001,637	0	(569,715)	(134,656)	2,034,277
Ron McAbee	320,990	0	(78,316)	0	634,721
Danny Shepherd	120,000	0	(86,923)	0	653,854

(1)	Includes both the executive contributions and the earnings on those contributions. The amounts contributed by the executives are included in the amounts reported in the Summary Compensation Table in the year of deferral. The earnings are not reported as our company does not provide for above market earnings on deferred compensation.

Outstanding Equity Awards at Fiscal Year-End
Certain information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2008 is set forth in the table below:

	Option Awards						Stock Awards
												Equity
												Incentive
												Plan
												Awards:
												Market or
										Equity Incentive		Payout
				Equity			Number			Plan Awards:		Value of
				Incentive Plan			of Shares		Market	Number of		Unearned
	Number of		Number of	Awards:			or Units		Value of	Unearned Shares,		Shares,
	Securities		Securities	Number of			of Stock		Shares or	Units or		Units or
	Underlying		Underlying	Securities			That		Units of	Other		Other
	Unexercised		Unexercised	Underlying			Have		Stock That	Rights That		Rights That
	Options		Options	Unexercised	Option	Option	Not		Have Not	Have Not		Have Not
	(#)		(#)	Unearned	Exercise	Expiration	Vested (#)		Vested ($)	Vested (#)		Vested ($)
Name	(Exercisable)		(Unexercise-able)	Options (#)	Price ($)	Date	(12)		(14)	(13)		(14)
Don James	220,000		0		42.3438	2/10/2010	20,863	(6)	1,451,648	30,000	(10)	2,087,400
	200,000		0		44.9000	2/9/2011	27,072	(7)	1,883,670	39,000	(11)	2,713,620
	200,000		0		45.9500	2/7/2012	47,113	(8)	3,278,123
	145,000		0		31.4650	2/13/2013
	104,000	(1)	26,000		46.7600	2/12/2014
	116,800	(2)	29,200		57.0950	2/10/2015
	118,000	(3)	0		68.6300	12/8/2015
	169,800	(3)	0		69.3100	1/24/2016
	37,084	(4)	74,166		109.200	2/8/2017
	0	(5)	75,000		70.6900	2/7/2018

Mac Badgett	38,000		0		42.3438	2/10/2010	3,477	(6)	241,930	5,440	(10)	378,515
	31,000		0		44.9000	2/9/2011	4,512	(7)	313,945	7,400	(11)	514,892
	31,000		0		45.9500	2/7/2012	8,875	(8)	617,523
	28,000		0		31.4650	2/13/2013
	20,000	(1)	5,000		46.7600	2/12/2014
	20,800	(2)	5,200		57.0950	2/10/2015
	51,000	(3)	0		68.6300	12/8/2015
	6,764	(4)	13,526		109.200	2/8/2017
	0	(5)	14,450		70.6900	2/7/2018

Dan Sansone	29,000		0		42.3438	2/10/2010	2,087	(6)	145,213	5,880	(10)	409,130
	19,000		0		44.9000	2/9/2011	2,708	(7)	188,423	8,000	(11)	556,640
	19,000		0		45.9500	2/7/2012	5,041	(8)	350,753
	15,000		0		31.4650	2/13/2013
	9,600	(1)	2,400		46.7600	2/12/2014
	11,200	(2)	2,800		57.0950	2/10/2015
	9,600	(2)	2,400		54.8350	5/13/2015
	51,000	(3)	0		68.6300	12/8/2015
	7,347	(4)	14,693		109.200	2/8/2017
	0	(5)	15,590		70.6900	2/7/2018

Ron McAbee	23,000		0		42.3438	2/10/2010	2,087	(6)	145,213	5,240	(10)	364,599
	15,000		0		44.9000	2/9/2011	2,708	(7)	188,423	7,400	(11)	514,892
	15,000		0		45.9500	2/7/2012	3,945	(8)	274,493
	11,000		0		31.4650	2/13/2013
	12,000	(1)	3,000		46.7600	2/12/2014
	12,000	(2)	3,000		57.0950	2/10/2015
	30,000	(3)	0		68.6300	12/8/2015
	6,520	(4)	13,040		109.200	2/8/2017
	0	(5)	14,450		70.6900	2/7/2018

	Option Awards					Stock Awards
										Equity
										Incentive
										Plan
										Awards:
										Market or
								Equity Incentive		Payout
			Equity			Number		Plan Awards:		Value of
			Incentive Plan			of Shares	Market	Number of		Unearned
	Number of	Number of	Awards:			or Units	Value of	Unearned Shares,		Shares,
	Securities	Securities	Number of			of Stock	Shares or	Units or		Units or
	Underlying	Underlying	Securities			That	Units of	Other		Other
	Unexercised	Unexercised	Underlying			Have	Stock That	Rights That		Rights That
	Options	Options	Unexercised	Option	Option	Not	Have Not	Have Not		Have Not
	(#)	(#)	Unearned	Exercise	Expiration	Vested (#)	Vested ($)	Vested (#)		Vested ($)
Name	(Exercisable)	(Unexercise-able)	Options (#)	Price ($)	Date	(12)	(14)	(13)		(14)
Danny Shepherd	3,000	0		46.2750	5/1/2012	3,945 (8)	274,493	5,240	(10)	364,599
	2,200	0		31.4650	2/13/2013	3,866 (9)	268,996	7,400	(11)	514,892
	8,000 (1)	2,000		46.7600	2/12/2014
	8,800 (2)	2,200		57.0950	2/10/2015
	22,000 (3)	0		68.6300	12/8/2015
	6,520 (4)	13,040		109.200	2/8/2017
	0 (5)	14,450		70.6900	2/7/2018

Options in footnotes 1 through 3 vest at a rate of 20% per year in years 1 - 5.
(1)	Options with vesting dates of 1/1/05, 1/1/06, 1/1/07, 1/1/08, and 1/1/09.

(2)	Options with vesting dates of 12/31/05, 12/31/06, 12/31/07, 12/31/08, and 12/31/09.

(3)	Options fully vested at grant date, with a three-year resale restriction.
Options in footnotes 4 through 5 vest at a rate of 33 1/3% per year in years 1 - 3.
(4)	Options with vesting dates of 2/8/08, 2/8/09, and 2/8/10.

(5)	Options with vesting dates of 2/7/09, 2/7/10, and 2/7/11.
DSUs in footnotes 6 through 9 vest at the rate of 20% per year in years 6 - 10.
(6)	DSUs with vesting dates of 3/1/07, 3/1/08, 3/1/09, 3/1/10, and 3/1/11.

(7)	DSUs with vesting dates of 3/1/08, 3/1/09, 3/1/10, 3/1/11, and 3/1/12.

(8)	DSUs with vesting dates of 3/1/09, 3/1/10, 3/1/11, 3/1/12, and 3/1/13.

(9)	DSUs with vesting dates of 3/1/10, 3/1/11, 3/1/12, 3/1/13, and 3/1/14.
PSUs in footnotes 10 - 11 cliff vest 100% after a three-year performance period.
(10)	PSUs with vesting date of 12/31/09.

(11)	PSUs with vesting date of 12/31/10.

(12)	DSUs include dividend equivalents through 12/31/08.

(13)	Unvested PSUs adjusted to maximum allowed under the agreements.

(14)	Used closing price of our common stock on the New York Stock Exchange on December 31, 2008 to determine the market or payment value.

Retirement and Pension Benefits
Generally all full-time, salaried employees of our company, including the named executive officers, that were hired prior to July 15, 2007, participate in our company’s funded pension plan after completing one year of service. Retirement benefits become payable as early as the date on which participants both attain age 55 and complete one year of service.
The following table provides for each named executive the number of years of credited service and the present value of accumulated benefits as of December 31, 2008 under each plan in which the executive participates. The narrative that follows this table provides a description of the material features of each plan.
Pension Benefits

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
Don James	Retirement Income Plan	16	566,812	0
	Supplemental Benefit Plan	16	9,227,427	0
	Supp. Executive Retirement Agreement	19 2/10	11,675,412	0
Mac Badgett	Retirement Income Plan	38 1/12	1,258,589	0
	Supplemental Benefit Plan	38 1/12	4,541,745	0
Dan Sansone	Retirement Income Plan	20 10/12	577,142	0
	Supplemental Benefit Plan	20 10/12	2,035,823	0
Ron McAbee	Retirement Income Plan	34 11/12	1,230,446	0
	Supplemental Benefit Plan	34 11/12	3,718,788	0
Danny Shepherd	Retirement Income Plan	25 8/12	708,373	0
	Supplemental Benefit Plan	25 8/12	1,419,306	0
1.	The present value of accumulated benefits are based on benefits payable at age 62, the earliest age under the plans at which benefits are not reduced, or current age if the participant is older than age 62.
2.	The following SFAS No. 87 assumptions as of 12/31/2008 were used to determine the above present values:
(i)	Discount rate of 6.60%

(ii)	Mortality based on the RP-2000 Combined Healthy Mortality Table with improvement projected to 2013

(iii)	Present values for lump sums are based on projected segmented interest rates and the prescribed 2008 IRS Mortality Table.

(iv)	Supplemental Executive Retirement Agreement and Supplemental Executive Retirement Plan benefits assumed to be paid as a 10 Year Term Certain Annuity

(v)	For the Retirement Income Plan, 40% of the 12/31/2000 benefit is assumed to be paid as a lump sum, with the remainder of the accrued benefit assumed to be paid as a single life annuity
➢	Retirement Income Plan
The Retirement Income Plan for Salaried Employees, or Retirement Plan, provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers, hired prior to July 15, 2007. Employees hired after July 15, 2007 are covered under a 401(k) Plan that includes company matching of employee contributions and an annual discretionary profit-sharing contribution to all eligible participants. In order to attract and retain high quality employees, we believe that it is necessary for our company to provide an attractive employee benefits package that includes a competitive retirement program.
The normal retirement date is defined in the Retirement Plan as the first day of the calendar month immediately following a participant’s 65th birthday; however, service continues to accrue under the Retirement Plan if the participant works beyond age 65 (subject to a maximum service cap of 40 years). The amount of benefit is based on earnings, service and the age at which a participant commences receiving a benefit. Eligible earnings under the Retirement Plan, or “Final Average Earnings,” is the average of a participant’s highest 36 consecutive months of earnings and includes base monthly salary and any awards under the EIP, as reflected in the “Salary” and “Non-equity Incentive Plan Compensation” columns of the Summary Compensation Table. Under Section 415 of the Internal Revenue Code, the maximum annual benefit allowable under the Plan for an employee retiring at age 65 in 2008 is $185,000, an amount which may change in subsequent years as determined by the Internal Revenue Service. In addition, Section 401 of the Internal Revenue Code limits the amount of a participant’s compensation which may be taken into account under the Plan to $230,000, an amount which is also subject to change by the Internal Revenue Service.
The Retirement Plan formula provides a monthly benefit equal to 0.9% of Final Average Earnings per year of service accrued prior to age 45, plus 1.2% of Final Average Earnings per year of service accrued after age 44, plus .5% of Final Average Earnings in excess of 50% of the Social Security Wage Base applied to all years of service. A vested participant may commence receiving early retirement benefits under the Retirement Plan as early as age 55. The amount of early retirement reduction depends on the age of a participant when active employment ceases. If active employment ceases after age 55 and retirement income commences at age 62, or later, the monthly benefit is not reduced. However, if the benefit commences prior to age 62, the monthly benefit is reduced at a rate of 7% per year for commencement between ages 55 and 62. If active employment ceases prior to age 55, the monthly benefit is actuarially reduced for commencement between ages 55 and 65.
A participant must have either five years of vested service, as defined in the Retirement Plan, or be at least age 55 with one year of service, to be vested and eligible for a benefit. The normal form of retirement benefit under the Retirement Plan for an unmarried participant is a Single Life Annuity, which is a monthly payment for life. The normal form of retirement benefit under the Retirement Plan for a married participant is a 75% Joint and Survivor Annuity, which is a monthly payment for the life of the participant, and thereafter 75% of that amount to the surviving spouse payable for their lifetime. The 75% Joint and Survivor Annuity is actuarially adjusted to account for two life expectancies. The Retirement Plan also provides that the participant may elect to choose among three additional Joint and Survivor options, three Period Certain Options, a Social Security Option and a Lump Sum Option (only for benefits accrued prior to 2001). The optional forms of payment are subject to actuarial adjustment. An election by a married participant of an option other than the normal form requires spousal consent.
➢	Unfunded Supplemental Benefit Plan
The Unfunded Supplemental Benefit Plan for Salaried Employees, or the Supplemental Plan, enables our company to pay, to any person whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Internal Revenue Code, an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations.
The Supplemental Plan is unfunded and amounts payable to the employees covered thereby are considered to be general obligations of our company; however, the Supplemental Plan contains provisions that allow for the funding of a rabbi trust to improve the security of the benefit, to some extent, upon the occurrence of a Change-in-Control (as defined in the Supplemental Plan).
The determination of the benefit amount and the payment options under the Supplemental Plan are the same as the Retirement Plan, except as follows. Effective January 1, 2007, the Supplemental Plan was amended to allow existing participants to make an election to receive supplemental pension benefits in the form of installment payments over a period of 10 years, thereby accelerating payout somewhat and minimizing to some extent the risk of future non-payment. The installment payments are actuarially equivalent to the various annuity options available under the Retirement Plan. New participants in the Supplemental Benefit Plan on or after January 1, 2007 automatically will receive their supplemental pension benefits in the form of installment payments over a period of 10 years and have no other payment options.
➢	Supplemental Executive Retirement Agreement
Mr. James is entitled to benefits under a Supplemental Executive Retirement Agreement, or SERA, that provides for additional retirement benefits based on the formula in the Retirement Plan using his actual years of service multiplied by 1.2. The maximum benefit service provided by the combination of the SERA and the Retirement Plan is 40 years. Under the SERA, Mr. James was credited, as of December 31, 2008, with additional service years. The SERA is an unfunded, noncontributory defined benefit plan.
The SERA was established in 2001 as an additional retention incentive for the Chief Executive Officer. This program enhances the amount of monthly retirement benefit to address the fact that Mr. James was a mid-career hire by our company and is otherwise unable to accrue a full benefit under the current qualified and excess benefit plans.

The following named executives are currently eligible for early retirement under the following plans. Eligible under the Retirement Plan and the Supplemental Plan are Donald M. James (age 60), Guy M. Badgett III (age 60), Daniel F. Sansone (age 56), Ronald G. McAbee (age 61) and Danny R. Shepherd (age 57). Mr. James is also currently eligible for early retirement under the SERA.
Payments upon Termination or Change-in-Control
This section describes and estimates payments that could be made to the named executive officers under different termination and change-in-control events. The estimated payments would be made under the terms of our company compensation and benefits programs or the change-in-control severance agreements with each of the named executive officers. The amount of potential payments is calculated as if the different events occurred as of December 31, 2008 and assumes that the price of our company’s common stock is the closing market price as of December 31, 2008.
➢	Description of Termination and Change-in-Control Events
The following charts list different types of termination and change-in-control, or CIC, events that can affect the treatment of payments under our company’s compensation and benefit programs. These events also affect payments to the named executive officers under their CIC employment agreements. Except for Messrs. James and Sansone, no payments are made under the CIC agreements unless, within two years of the change-in-control, the named executive officer is involuntarily terminated or he voluntarily terminates for good reason (as described below). The agreements with Messrs. James and Sansone provide for a 30-day window immediately following the first anniversary of the CIC during which they may elect to terminate their employment and receive the benefits provided under the CIC agreement.
➢	Termination Events

•	Retirement or Retirement Eligible – Termination of a named executive officer who is at least 55 years old and has at least one year of credited service.

•	Lay Off – Termination by our company of a named executive officer who is not retirement eligible.

•	Resignation – Voluntary termination by a named executive officer who is not retirement eligible.

•	Death or Disability – Termination of a named executive officer due to death or disability.

•	Involuntary Termination – Termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct.

The following chart describes the treatment of different pay and benefit elements in connection with the non-CIC termination events shown.

		Lay Off (Involuntary			Involuntary
	Retirement/Retirement	Termination Not For			Termination
Program	Eligible	Cause)	Resignation	Death or Disability	(For Cause)
Pension: ▪ Qualified Plan ▪ Non-Qualified Plan ▪Sera	Participant may commence benefit payment	Participant is considered Terminated Vested	Participant is considered Terminated Vested	Spouse may commence survivor benefit on or after the date that the Participant would have attained age 55	Participant may commence benefit payment or will be Terminated Vested depending on age

Executive Deferred Compensation	Payment commences the year after retirement in the form elected	Payout made the year following the year of termination in a lump sum	Payout made the year following the year of termination in a lump sum	Payment commences the year after death or disability in the form elected	Payout made the year following the year of termination in a lump sum

EIP	Eligible to receive full payment	Eligible to receive full payment	Eligible to receive full payment	Eligible to receive full payment	No payment

Stock Options	Full term to exercise vested options; non-vested options continue to vest; noncompetition agreement required for exercising vested options	Non-vested options forfeited; 30 days to exercise vested options	Non-vested options forfeited; 30 days to exercise vested options	Vesting accelerated. Under death, estate has one year to exercise. Under disability, have full remaining term to exercise.	Forfeit all, vested and non-vested

DSUs	If age 62 or older, vesting is accelerated; otherwise forfeit non-vested DSUs	Non-vested are forfeited	Non-vested are forfeited	Vesting is accelerated on a pro-rata basis	Non-vested are forfeited

PSUs	Vesting is accelerated	Non-vested are forfeited	Non-vested are forfeited	Vesting is accelerated	Forfeit all, vested and non-vested

Thrift Plan	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	Account distributed by March 1 of the following year	May take payment or defer until age 70 1/2

401(k) and Profit Sharing Retirement Plan (eff. 7/15/07)	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	Account distributed by March 1 of the following year	May take payment or defer until age 70 1/2

Supplemental Thrift Plan	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	Account distributed by March 1 of the following year	May take payment or defer until age 70 1/2

Severance Benefits	None	None	None	None	None

Health Benefits	May continue to age 65 if age + service equals at least 70	Coverage ceases; eligible for coverage extension under COBRA	Coverage ceases; eligible for coverage extension under COBRA	Under age 55, 3 months spousal extension, then COBRA; over age 55, same as retiree	Under age 55, same as resignation; over age 55, same as retiree
➢	CIC-Related Events
               A CIC occurs under our company’s compensation plans upon:
•	(i) acquisition by any person or group of more than 50 percent of the total fair market value or voting power of our common stock. A transfer or issuance of our stock is counted only if the stock remains outstanding after the transaction. An increase in stock ownership as a result of the company’s acquisition of its own stock in exchange for property is counted for purposes of the change in ownership standard;

(ii) (a) acquisition by a person or group during a 12-month period of stock possessing 30 percent of the total voting power of our stock, or
(b) replacement of a majority of the Board of Directors during any 12-month period by directors not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(iii) acquisition by a person or group during a 12-month period of our assets having a total gross fair market value of 40 percent of the total gross fair market value of our assets immediately prior to such acquisition. An exception exists for a transfer of our assets to a shareholder controlled entity, including transfer to a person owning 50 percent or more of the total value or voting power of our shares.
•	For purposes of our CIC agreements, a CIC is defined as: (a) the acquisition by any individual entity or group of 20% or more of the then outstanding or voting shares of our company; (b) a change in the majority membership of the Board of Directors; or (c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our company’s assets unless our company’s shareholders before such business combination or sale own more than 60% of the outstanding common stock following the business combination or sale.

•	Involuntary CIC Termination or Voluntary CIC Termination for Good Reason – Employment is terminated within two years of a CIC, other than for cause, or the employee voluntarily terminates for Good Reason.
“Good reason” for voluntary termination within two years of a CIC is generally satisfied when there is a reduction in salary, incentive compensation opportunity or benefits, relocation of over 35 miles or a diminution in duties and responsibilities.
The following table describes treatment of payments under pay and benefit programs upon a CIC, and upon a termination (voluntary or involuntary) upon a CIC.

Plan or Program	CIC	CIC with Termination
Pension:	No impact	Service ceases except to the extent
▪Qualified Plan ▪ Non-Qualified ▪ SERA		that additional service is provided under the terms of the CIC agreements

Executive Deferred Compensation Plan	Accelerate all deferred amounts and pay lump sum within 10 business days	Accelerate all deferred amounts and pay lump sum within 10 business days

EIP	The amount paid will be equal to the greater of (A) the average bonus during the three preceding years, (B) the target bonus, or (C) the bonus determined under the Plan for the year in which the CIC occurs.	The amount paid will be equal to the greater of (A) the average bonus during the three preceding years, (B) the target bonus, or (C) the bonus determined under the Plan for the year in which the CIC occurs.

Stock Options	Immediately deemed fully vested and exercisable; remaining term to exercise	Immediately deemed fully vested and exercisable; remaining term to exercise

DSUs	All immediately deemed non-forfeitable; pay on 90th day following the CIC	All immediately deemed non-forfeitable; pay on 90th day following the CIC

PSUs	Vesting is accelerated; pay within 2 1/2 months after end of the year in which the CIC occurs	Vesting is accelerated; pay within 2 1/2 months after end of the year in which the CIC occurs

Thrift Plan	No impact	Service ceases except to the extent that additional service is provided under the terms of the CIC agreements. Participant entitled to distribution.

401(k) and Profit Sharing Retirement Plan (eff. 7/15/07)	No impact	Service ceases except to the extent that additional service is provided under the terms of the CIC Agreements. Participant is entitled to distribution.

Supplemental Thrift Plan	No impact	Participant entitled to distribution.

Severance Benefits	No Impact	Payment is 3 times the named executive’s annual base salary, short-term bonus and LTI amount.

Health Benefits	No impact	3 year coverage extension

➢	Potential Payments
This section describes and estimates payments that would become payable to the named executive officers upon a termination or change-in-control as of December 31, 2008.
     Pension Benefits
The monthly amounts that would have become payable to the named executive officers if the termination events occurred as of December 31, 2008 under the Tax-Qualified Plan, the Non-qualified Plan, and the SERA are itemized in the chart set forth below. The amounts shown in the chart are monthly benefit amounts whereas the pension values shown in the Summary Compensation and Pension Benefits Tables are present values of all the monthly values anticipated to be paid over the lifetimes of the named executive officers and their spouses. These plans are described in the notes following the Pension Benefits Table. All the named executive officers were retirement eligible on December 31, 2008. The benefits were determined using the same assumptions used to compute benefit values in the Pension Benefit Table with three exceptions. First, the benefit payments were assumed to commence as soon as possible instead of at normal retirement. Second, approximate early retirement reductions were applied. Finally, the benefits were not adjusted to reflect optional forms of payment. All benefits are the amounts that would be paid monthly over the named executive officer’s life, except for the value of CIC enhanced benefits which would be paid in a lump sum.

				Death
			Resignation or	(monthly	CIC (Value of
	Retirement		Involuntary Retirement	payments to a	Enhanced
	(Monthly Payments)		(monthly payments)	spouse)	Benefits)(1)
Name	($)		($)	($)	($)
Don James	Tax-Qualified	4,014	Same as Retirement	3,054	0
	Non-Qualified	73,767	Same as Retirement	56,135	0
	SERA	93,337	Same as Retirement	71,027	11,099,774
	Defined Contribution	0	None	0	693,608

Mac Badgett	Tax-Qualified	9,129	Same as Retirement	6,545	0
	Non-Qualified	36,736	Same as Retirement	26,336	1,275,937
	Defined Contribution	0	None	0	195,661

Dan Sansone	Tax-Qualified	3,420	Same as Retirement	3,684	0
	Non-Qualified	14,454	Same as Retirement	15,572	1,765,900
	Defined Contribution	0	None	0	194,381

Ron McAbee	Tax-Qualified	9,202	Same as Retirement	6,088	0
	Non-Qualified	30,415	Same as Retirement	20,122	705,404
	Defined Contribution	0	None	0	155,366

Danny Shepherd	Tax-Qualified	4,449	Same as Retirement	4,333	0
	Non-Qualified	10,514	Same as Retirement	10,239	1,292,184
	Defined Contribution	0	None	0	135,717

(1)	Value of retirement and defined contribution enhancements are payable in lump sum in the event of a CIC.

In accordance with CIC employment agreements, lump sum values for non-qualified and SERA pension benefits are based upon the granting of three years of service for each named executive, except for Mr. James, who would receive credit for 6.6 years of service. The defined contribution amounts represent three years of company matching contributions for each executive.

     Long-Term Incentives
     Deferred Stock Units (DSUs)
     The chart below shows the number of DSUs for which vesting would be accelerated under certain events.

			CIC
	Retirement		(With or Without Termination)
	Number of	Total Number of	Number of	Total Number of
	Deferred Stock	Deferred Stock	Deferred Stock	Deferred Stock
	Units with	Units Following	Units with	Units Following
	Accelerated	Accelerated	Accelerated	Accelerated
	Vesting	Vesting	Vesting	Vesting
Name	(#)	(#)	(#)	(#)
Don James	0	0	95,048	95,048
Mac Badgett	0	0	16,864	16,864
Dan Sansone	0	0	9,836	9,836
Ron McAbee	0	0	8,740	8,740
Danny Shepherd	0	0	7,811	7,811
     Performance Share Units (PSUs)
The chart below shows the number of PSUs for which vesting would be accelerated under certain events.(1)

			CIC
	Retirement		(With or Without Termination)
	Number of	Total Number of	Number of	Total Number of
	Performance	Performance Share	Performance	Performance Share
	Share Units with	Units Following	Share Units with	Units Following
	Accelerated	Accelerated	Accelerated	Accelerated
	Vesting	Vesting	Vesting	Vesting
Name	(#)	(#)	(#)	(#)
Don James	33,000	33,000	69,000	69,000
Mac Badgett	6,094	6,094	12,840	12,840
Dan Sansone	6,587	6,587	13,880	13,880
Ron McAbee	5,960	5,960	12,640	12,640
Danny Shepherd	5,960	5,960	12,640	12,640

(1)	Unvested PSUs were adjusted to the maximum allowed under the agreements because the performance was unknown at December 31, 2008.

     Stock Options
Stock options would be treated as described in the termination and CIC charts above. The chart below shows the number of stock options for which vesting would be accelerated under certain events.

			CIC
	Retirement		(With or Without Termination)
	Number of Options	Total Number of	Number of Options	Total Number of
	with Accelerated	Options Following	with Accelerated	Options Following
	Vesting	Accelerated Vesting	Vesting	Accelerated Vesting
Name	(#)	(#)	(#)	(#)
Don James	129,641	1,440,325	204,366	1,515,050
Mac Badgett	24,031	250,595	38,176	264,740
Dan Sansone	22,589	193,336	37,883	208,630
Ron McAbee	19,506	144,026	33,490	158,010
Danny Shepherd	17,706	68,226	31,690	82,210
     Executive Deferred Compensation Plan
The aggregate balances reported in the Nonqualified Deferred Compensation Table would be payable to the named executive officers as described in the termination events and CIC-Related Events chart above. There is no enhancement or acceleration of payments under these plans associated with termination or CIC events, other than the lump sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Table.
     Health Benefits
Because Messrs. James, Badgett, Sansone, McAbee and Shepherd are eligible for early retirement and health care benefits are provided to early retirees, there is no incremental payment associated with the termination or CIC events.
     Severance Benefits
Our company has entered into individual CIC employment agreements with each of the named executive officers. In addition to the treatment of the benefits described above, the named executive officers are entitled to a severance benefit, if within two years of a CIC they are involuntarily terminated, not for cause, or they voluntarily terminate for Good Reason. Further, Messrs. James and Sansone and Robert A Wason IV, Senior Vice-President and General Counsel, may elect to voluntarily terminate their employment during the 30 days following the first anniversary of a CIC, and receive severance benefits. In any case, benefits are not paid unless the named executive officer releases us from any claims he may have against us.
The CIC severance payment is three times the named executive officer’s base annual salary, short-term bonus, and LTI amount, as each is defined in the CIC agreements and the continuation of health, medical and other fringe benefits for a period of two years following termination. If any portion of the severance payment is an “excess parachute payment,” as defined under Internal Revenue Code Section 280G, we will pay on behalf of the named executive officer an additional amount to cover the taxes that would be due on the excess parachute payment – a “280G tax gross-up.”

The table below reflects an estimate of the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2008 in connection with a CIC.

Severance Amount
Name	($)
Don James	23,787,500
Mac Badgett	5,356,000
Dan Sansone	5,550,667
Ron McAbee	4,448,000
Danny Shepherd	3,852,000
The table below reflects an estimate of the value of 280G tax gross-up amounts due and payable to the Internal Revenue Service in connection with a CIC that results in severance payments.

280G Tax Gross-Up
Name	($) (1)
Don James	14,354,863
Mac Badgett	2,760,052
Dan Sansone	3,481,704
Ron McAbee	2,186,187
Danny Shepherd	2,733,338

(1)	Based on payment of equity components of compensation valued at $69.58 per share, the value of our company’s common stock as of December 31, 2008.

DIRECTOR COMPENSATION
We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, our company considers the significant amount of time that directors expend on fulfilling their duties to our company, as well as the limited pool of, and competition among public companies for, well-qualified Board members. Additional amounts are paid to committee chairs in recognition of the substantial responsibilities of the chair. Directors are subject to a minimum share ownership requirement. Within five years of becoming a director, each director is required to own at least 5,000 shares of our company’s common stock. Shares or units held by a director under a deferred compensation plan are included in calculating the director’s ownership.
Cash Compensation Paid to Board Members. Members of the Board who are not employees of our company are paid a retainer of $45,000 per year, plus the following fees:
•	$ 5,000 Board meeting fee for in-person attendance;

•	$ 3,000 Committee meeting fee for in-person attendance;

•	$ 1,500 Board and committee fees for telephonic meetings or actions by written consent;

•	$ 20,000 Audit Committee chair retainer fee;

•	$ 10,000 Compensation Committee chair retainer fee;

•	$ 5,000 Retainer fee for all other committee chairs; and

•	$ 1,500 Presiding Director fee per quarter.
Deferred Compensation Plan. We maintain a Deferred Compensation Plan for directors who are not employees of our company (Directors’ Deferred Compensation Plan), under which such directors are permitted to defer the cash compensation to which they are entitled for specified periods or until they cease to be directors. The deferred amounts, at the election of the director, either: (i) are credited with interest at prescribed rates; or (ii) are converted into a number of DSUs equivalent to the number of shares of our company’s common stock (based on the market price at the time of deferral) that could be purchased with the amount deferred. Whenever a dividend is paid on our common stock, the DSU accounts are credited with an additional number of stock units corresponding to the amount of the dividend. At the end of the deferral period, the DSUs are settled in shares of our company’s common stock, and interest-based deferrals are settled in cash. The Directors’ Deferred Compensation Plan also provides for a lump-sum settlement of a director’s deferred compensation account in stock or cash, as applicable, if following a Change of Control (as defined in the Directors’ Deferred Compensation Plan): (i) the participating director ceases to be a member of the Board; (ii) the Directors’ Deferred Compensation Plan is terminated; or (iii) our company’s capital structure is changed materially. The Directors’ Deferred Compensation Plan was approved by our company’s shareholders in 1993.
Deferred Stock Units. Equity grants are awarded to our non-management directors on an annual basis. These grants represent a significant portion of their compensation package. We believe that equity grants promote a greater alignment of interests between our directors and our shareholders through increasing their ownership of our common stock. Further, we believe that equity grants support our ability to attract and retain qualified individuals to serve as directors of our company by affording them an opportunity to share in our future success.
On June 2, 2008, 1,400 DSUs were granted to each non-management director serving on that date pursuant to the Omnibus Plan, which was approved by our shareholders in 2006. These units vest on the third anniversary of the grant; however, payment may be deferred beyond that date. The DSUs are an unfunded, unsecured obligation of our company, and no shares have been set aside for these grants. The non-management directors have no right to receive the DSUs until the restrictions imposed either lapse or are waived. Generally, the restrictions expire at the earliest of vesting or when the non-management director reaches age 72 (or the then current mandatory retirement age for directors), or the non-management director ceases to be a director because of death, disability or CIC. However, the Compensation Committee, subject to Board approval, may waive restrictions in the event the non-management director fails to remain a director for any reason other than retirement at the mandatory age, death or disability. During the period the shares are restricted, the non-management directors have no right to vote the shares. Dividend equivalents are credited as additional DSUs quarterly when dividends are paid on our stock. The DSUs are settled in shares of our common stock when the restrictions expire.
In prior years, grants to our directors were made under the Restricted Stock Plan for Nonemployee Directors or the Deferred Stock Plan for Nonemployee Directors. No further grants will be made under either of these plans.

Director Summary Compensation Table
The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2008.

	Fees
	Earned
	or Paid	Stock
	in Cash	Awards(2)
Name(1)	($)	($)	Total(3)
John D. Baker	99,750	23,107	122,857
Philip J. Carroll	118,000	136,627	254,627
Phillip W. Farmer	125,000	166,615	291,615
H. Allen Franklin	110,000	119,336	229,336
Ann McLaughlin Korologos	91,500	25,339	116,839
Douglas J. McGregor	107,000	148,422	255,422
James V. Napier	111,000	169,062	280,062
Richard T. O’Brien(4)	45,000	0	45,000
Donald B. Rice	105,500	153,618	259,118
Orin R. Smith	103,500	192,799	296,299
Vincent J. Trosino	102,000	112,459	214,459

(1)	Donald M. James, Chief Executive Officer and Chairman of the Board, is not included in this table as he is an employee of our company and receives no additional compensation for his service as a director. Mr. James’ compensation is shown in the Summary Compensation Table.

(2)	This column represents the dollar amount of the 2008 accounting expense recognized for these awards granted in 2008 and prior years. Therefore, the values shown here are not representative of the amounts that may eventually be realized by a director. Pursuant to the rules of the SEC, we have provided a grant date fair value for Stock Awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-based Payments.” For DSUs and Restricted Stock, the fair value is estimated on the date of grant based on the market price of our stock on the grant date. At December 31, 2008, the aggregate number of restricted stock units and DSUs accumulated in their respective accounts for all years of service, including dividend equivalent units were:

Name	Units
John D. Baker	1,429
Philip J. Carroll	4,627
Phillip W. Farmer	4,269
H. Allen Franklin	8,017
Ann McLaughlin Korologos	2,484
Douglas J. McGregor	13,087
James V. Napier	6,542
Richard T. O’Brien	0
Donald B. Rice	13,087
Orin R. Smith	5,436
Vincent J. Trosino	5,724

(3)	None of the directors received perquisites or other personal benefits in excess of $10,000.

(4)	Mr. O’Brien was elected a director in October 2008.

GENERAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of our directors and executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of our common stock and reports of changes in beneficial ownership of our common stock. Such persons also are required by SEC regulations to furnish us with copies of all such reports. Based solely on our review of the copies of such reports furnished to us for the year ended December 31, 2008, and on the written representations made by our directors and executive officers that no other reports were required, we believe that during the year ended December 31, 2008 all reports were filed in a timely manner except one report on Form 4 for Ron McAbee that was filed one day late.
Shareholder Proposals For 2010
To be eligible for consideration for inclusion in our proxy statement and form of proxy for our 2010 annual meeting, a shareholder’s proposal must be received by us at our principal office no later than November 24, 2009. Proposals should be addressed to Jerry F. Perkins Jr., Secretary, P. O. Box 385014, Birmingham, Alabama 35238-5014. Proposals received after that date will be considered untimely and will not be eligible for inclusion in the 2010 proxy statement. If a shareholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Securities Exchange Act Rule 14a-8, including with respect to nominations for election as directors, the shareholder must follow the procedures set forth in our by-laws. Our by-laws provide generally that shareholder proposals and director nominations to be considered at an annual meeting may be made by a shareholder only if (1) the shareholder is a shareholder of record and is entitled to vote at the meeting, and (2) the shareholder gives timely written notice of the matter to our corporate secretary. To be timely, a shareholder’s notice must be received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by our company. The notice must set forth the information required by the provisions of our by-laws dealing with shareholder proposals and nominations of directors.
VULCAN MATERIALS COMPANY
JERRY F. PERKINS, JR.
Secretary
1200 Urban Center Drive
Birmingham, Alabama 35242
March 25, 2009

Appendix A
VULCAN MATERIALS COMPANY
2009 EXECUTIVE INCENTIVE PLAN
Effective January 1, 2009
1. Name; Effective Time
The name of this plan is the Vulcan Materials Company 2009 Executive Incentive Plan. The Plan replaces in its entirety the Vulcan Materials Executive Incentive Plan. The Plan is effective, subject to approval by the Company’s stockholders, for fiscal years of the Company commencing on and after January 1, 2009.
2. Purpose
The purpose of the Plan is to advance and promote the interests of the Company and its shareholders by providing tax deductible performance-based incentives to certain senior executives of the Company who contribute to the operating progress and earning power of the Company by achieving financial and non-financial objectives.
3. Administration
The Committee shall have full power and authority, subject to the provisions of the Plan, (i) to designate employees as Participants, (ii) to add and delete employees from the list of designated Participants, (iii) to establish Target Bonuses for Participants, (iv) to establish Performance Goals upon achievement of which the Target Bonuses will be based, and (v) to take all action in connection with the foregoing or in relation to the Plan as it deems necessary or advisable. Decisions and selections of the Committee shall be made by a majority of its members and, if made pursuant to the provisions of the Plan, shall be final.
The Committee may promulgate such rules and regulations as it deems necessary for the proper administration of the Plan. The Committee may interpret the provisions and supervise the administration of the Plan, and take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. The interpretation and construction by the Committee of any provision of the Plan or of any bonus shall be final.
4. Eligibility for Participation
a. Eligibility: Only Covered Employees may be designated as Participants under the Plan.
b. Participants: No person shall be entitled to any bonus under the Plan for any Plan Year unless he or she is so designated as a Participant for that Plan Year.
c. Employment Requirement: A Participant who is otherwise eligible for a bonus under the Plan for a particular Plan Year shall not be eligible for a bonus under the Plan unless such Participant is an employee of the Company on the last day of such Plan Year; provided that a Participant who is otherwise eligible for a bonus under the Plan for a particular Plan Year and who terminates employment with the Company during that Plan Year by reason of his or her death, disability, or retirement may, in the discretion of the Committee, be eligible for a prorated bonus. Notwithstanding the foregoing, any pro-rata bonus that the Committee in its sole and absolute discretion may make to a Covered Employee upon a circumstance that is not death, disability or a Change-in-Control, shall be based on the attainment of the pre-established Performance Goals designated for the applicable performance period under Section 6.
5. Basis of Bonuses
a. Performance Goals: The Committee shall establish measures, which may include financial and nonfinancial objectives (“Performance Goals”) for the Company or business segments of the Company. These Performance Goals shall be determined by the Committee in advance of each Plan Year or within such period as may be permitted by the regulations issued under Section 162(m) of the Code, and to the extent that bonuses are paid to Covered Employees, the performance criteria to be used shall be any of the following, either alone or in any combination, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: economic profit; cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; cash earnings per share, diluted or basic; cash earnings from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; cash earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; and total shareholder return.
b. Adjustment of Performance Goals: Performance Goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Goals. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. The Committee shall specify the manner of adjustment of any Performance Goal to the extent necessary to prevent dilution or enlargement of any bonus as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.
c. Performance Goals Related to More than One Segment of the Company: Bonuses may be based on performance against objectives for more than one segment of the Company. For example, bonuses for corporate management may be based on overall corporate performance against objectives, but bonuses for Participants employed in a business segment may be based on a combination of corporate, segment and sub-segment performance against objectives.
d. Individual Performance: Subject to the limitations set forth in Section 6, individual performance of each Participant may be measured and used in determining bonuses under the Plan.
6. Procedures Applicable to Bonuses
a. Section 162(m): It is the intent of the Company that Bonuses made to persons who are Covered Employees within the meaning of Section 162(m) of the Code shall constitute “qualified performance-based compensation” satisfying the requirements of Section 162(m) of the Code. Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code. However, the Change-in-Control payments authorized under Section 8 shall be made without regard to whether the payments satisfy the requirements of Section 162(m) of the Code. If any other provision of the Plan or a Bonus is intended to but does not comply with, or is inconsistent with, the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements.
b. No Discretion to Modify Bonuses: Bonuses under the Plan shall be subject to pre-established Performance Goals as set forth in this Section 6. The Committee shall not have discretion to modify the terms of bonuses to such Participants except as specifically set forth in this Section 6.
c. Establishment of Bonuses: At the beginning of a Plan Year, the Committee shall establish a Maximum Bonus for each Participant, payment of which shall be conditioned upon satisfaction of specific Performance Goals for the Plan Year established by the Committee in writing in advance of the Plan Year, or within such period as may be permitted by regulations issued under Section 162(m) of the Code.
d. Committee Certification for Payment of Bonuses: The Performance Goals established by the Committee shall be based on one or more of the criteria set forth in paragraph 5.a above. Provided that the minimum Performance Goals are satisfied, and upon written certification by the Committee that the Performance Goals have been satisfied, payment of the bonus up to the Maximum Bonus shall be made as soon as reasonably practicable after the Payment Date. The Committee may, in its sole discretion, reduce or eliminate the payment to be made. In exercising its downward discretion, the Committee may base its determination upon a pre-established objective formula or standard or such other financial or non-financial factors as the Committee may determine. The application of the Committee’s discretion will determine whether the Participant’s bonus for the Plan Year is greater than (up to the Maximum Bonus), equal to or less than the Participant’s Target Bonus.

e. Limitation on Maximum Bonus: Notwithstanding any other provision of the Plan, the Maximum Bonus payable to any Participant for any Plan Year shall not exceed $7,000,000.
7. Payment of Bonuses
a. Timing: Each Bonus payable under the Plan shall be paid no later than two and one-half months after the close of the Plan Year for which such bonus is payable. Bonuses shall be paid in cash and in accordance with such conditions as the Committee may in accordance with the Plan prescribe.
b. Taxation: The amount of each payment of a Bonus shall, when paid, be subject to a deduction for any and all taxes required by any government to be withheld by the Company and paid over to such government for the account of the Participant to whom the Bonus was made. The payment to any such government of an amount so withheld shall, for the purposes of the Plan, be deemed a payment thereof to the employee or his or her legal representatives.
8. Change-in-Control (“CIC”)
a. Payments: In the event of a Change-in-Control, Participants shall be entitled to receive payment of Bonuses under the Plan in accordance with this Section 8 for the Plan Year in which the Change-in-Control occurs and for any previous Plan Year for which Bonuses have been earned but not yet paid. Bonuses under this Section 8 are not required to comply with the provisions of Section 162(m) of the Code.
If a Change-in-Control occurs after Bonuses for a particular Plan Year have been determined by the Committee in accordance with the Plan, but before the payment of such bonuses, then such bonuses shall be paid as promptly as reasonably practicable, but not more than 30 days, after such Change-in-Control, and no later than two and one-half months after the close of the Plan Year for which such bonus is payable.
If a Change-in-Control occurs before bonuses for such Plan Year have been determined by the Committee, Bonuses shall be paid by the Company or any successor or surviving corporation as promptly as practical but not more than 30 days after such Change-in-Control. Each such bonus shall be equal to the greatest of the following:
i. the Participant’s Target Bonus for the applicable Plan Year;
ii. the Participant’s Target Bonus for the applicable Plan Year adjusted based on the actual performance outcome for that Plan Year; or
iii. the average of Bonuses earned and paid to the Participant under this Plan or any predecessor plan in the three (or such fewer number of years that the Participant has been eligible for such an Bonus) completed Plan Years immediately preceding the applicable Plan Year.
If, after the occurrence of a Change-in-Control, the Plan is continued in effect without material amendment and the Board of Directors and the Committee confirm that the Plan will be interpreted and administered substantially in accordance with past practices, then payment of bonuses to which individuals may become entitled under this Section 8 shall be made in accordance with Section 7. If, however, the Plan is terminated, suspended or materially amended, or if the Board of Directors and the Committee do not so confirm after the occurrence of a Change-in-Control, then payment of bonuses to which individuals may become entitled under this Section 8 shall be made as promptly as practicable, but not more than 30 days, after such Change-in-Control, and no later than two and one-half months after the close of the Plan Year for which such bonus is payable.
b. No Duplication of Benefits: A Participant may be entitled to receive a Bonus (or partial Bonus) under this Section 8. Anything to the contrary notwithstanding, in no event shall a Participant be paid a Bonus (or partial Bonus) under this Section 8, if payment thereof would be duplicative of amounts of annual incentive compensation with respect to the same period of service previously paid or payable to the Participant, whether pursuant to the terms of this Plan, another plan of the Company or an employment or severance agreement between the Participant and the Company, and any amounts payable under this Section 8 shall be reduced or offset by any such duplicate payments.

c. Legal Fees: The Company shall promptly reimburse an individual entitled to a Bonus or Bonuses under this Section 8 for all legal fees and expenses reasonably incurred in successfully seeking to obtain or enforce any right or benefit provided under this Section 8. Any reimbursement of legal fees paid to an individual pursuant to this Section 8(c) shall be paid no later than the end of the individual’s taxable year next following the individual’s taxable year of the individual in which the related expense is incurred, and, if paid on account of a termination of employment, no earlier than the seventh month following the individual’s separation from service. The Company’s obligations under this Section 8(c) shall survive the termination of this Plan.
9. General Plan Provisions
a. Employment Rights: Neither the Plan nor designation as a Plan Participant shall be deemed to give any individual a right to remain employed by the Company. The Company reserves the right to terminate the employment of any employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any).
b. Non-assignable Interest: The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law and any attempted assignment shall be null, void and of no effect.
c. Participants Are General Creditors: Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with any special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.
d. Termination, Suspension, Amendment: The Board of Directors may alter, amend, suspend or terminate the Plan at any time; provided that, to extent required under Section 162(m) of the Code, the Plan will not be amended without prior approval of the Company’s stockholders. Notwithstanding the foregoing, no provision of the Plan relating to a Change-in-Control or any definition of a term used in any such provision may be altered, amended, suspended, or terminated after the occurrence of a Change-in-Control. No amendment, suspension, or termination of the Plan shall adversely affect any right or obligation with respect to a bonus theretofore made, or required to be made after the occurrence of a Change-in-Control, including, without limitation, the right to receive payment of bonuses in accordance with Section 8.
e. Successors and Assigns: This Plan shall be binding on the Company and its successors or assigns.
f. Interpretation and Severability:
i. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
ii. The Plan and all bonuses under the Plan shall be construed in accordance with and governed by the laws of the State of New Jersey (without regard to legislative or judicial conflict of law rules of any state), except to the extent superseded by federal law.
iii. The Plan is intended, and shall be construed, to comply with the requirements of Section 409A of the Code. However, the Plan does not transfer to the Company or any entity or other individual liability for any tax or penalty that is the responsibility of the employee.
10. Definitions
a. “Annualized Base Salary” shall mean the amount a Participant is entitled to receive as wages or salary on an annualized basis (based on a 365 day year), excluding all bonus, commissions, overtime, health additive and incentive compensation, payable by the Company, as consideration for the Participant’s services to the Company, and including any base salary which has been earned but deferred. Annualized Base Salary shall be determined as of December 31 of the Plan Year, unless determined otherwise by the Committee.
b. “Bonus” shall mean the dollar amount payable to a Participant for a certain Plan Year.

c. “Change-in-Control” shall mean, with respect to a Participant, a change-in-control as defined in any employment or severance agreement with such Participant or, in the absence of any such agreement, a change-in-control as defined in the Vulcan Materials Company Change-in-Control Severance Plan or any successor plan.
d. “Code” shall mean the Internal Revenue Code of 1986, as amended.
e. “Committee” shall mean the Compensation Committee of the Board of Directors of the Company, which consists solely of two or more “outside directors”, in conformance with Section 162(m) of the Code.
f. “Company” shall mean Vulcan Materials Company, a New Jersey corporation, including its subsidiaries and affiliates and any successor thereto.
g. “Covered Employee” shall mean an employee of the Company designated by the Committee who is, or is expected to be, a “covered employee” within the meaning of Section 162(m) of the Code for the Plan Year in which a Bonus is payable hereunder.
h. “Maximum Bonus” shall mean, for a Participant, a fixed dollar amount as determined by the Committee, which amount will not exceed four times the Participant’s Target Bonus, subject to the limitations of Section 6(e).
i. “Participants” shall mean those Covered Employees specifically designated as Participants for a Plan Year under Section 4.
j. “Payment Date” shall mean the date following the conclusion of a Plan Year on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding bonuses.
k. “Performance Goals” shall have the meaning set forth in Section 5 hereof.
l. “Plan” shall mean the Vulcan Materials Company 2009 Executive Incentive Plan.
m. “Plan Year” shall mean the fiscal year of the Company for which Bonuses are being made.
n. “Target Bonus” shall mean either (i) the amount derived by multiplying a Participant’s Annualized Base Salary by a percentage or (ii) a fixed dollar amount, as determined by the Committee.
11. Execution
This 2009 Executive Incentive Plan was adopted on March 9, 2009, effective as of January 1, 2009 and is subject to shareholder approval on May 8, 2009.

ATTEST:		VULCAN MATERIALS COMPANY

By:		By:
	Jerry F. Perkins		Donald M. James
	Corporate Secretary		Chairman and Chief Executive Officer

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 3 AND “AGAINST” ITEM 4.
Please mark your votes as indicated in this example
1. ELECTION OF DIRECTORS
Nominees:FORAGAINSTABSTAIN 1.H.Allen FranklinIIIIII 2.Richard T. O’BrienIIIIII 3.Donald B. RiceIIIIII 4.Phillip W. FarmerIIIIII 5.James V. NapierIIIIII
FOR AGAINST ABSTAIN 2. Vote for the approval of the 2009 Executive Incentive Plan
3. Vote for the ratification of the appointment of Deloitte &
Touche LLP as our Independent Registered Public| .. | | .. | | | Accounting Firm for 2009 4. Vote to adopt a shareholder proposal | | | | | l —— —— —— —
I will attend meeting
Mark Here for Address Change or Comments SEE REVERSE
Signature Signature Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
A FOLD AND DETACH HERE ?
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.
Vulcan Materials Company
INTERNET
http://www.eproxy.com/vmc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
TELEPHONE
1-866-580-9477
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders
The Proxy Statement and the 2008 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/vmc
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
46364

PROXY VULCAN MATERIALS COMPANY
Annual Meeting of Shareholders — May 8, 2009 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Donald M. James, Douglas J. McGregor and Donald B. Rice, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Vulcan Materials Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 8, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
(Continued and to be marked, dated and signed, on the other side)
Address Change/Comments
(Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
A FOLD AND DETACH HERE A
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Please fax all revisions to: 732-802-0260 or email to proxycards@bnymellonproduction.com
PRINT AUTHORIZATION
To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260 — SIGNATURE: ................................... DATE: (THIS BOXED AREA DOES NOT PRINT) Registered Quantity 1000.00